Exhibit 10.1

ASSET PURCHASE AGREEMENT by and among VISTEON CORPORATION, VIHI, LLC, VEHC, LLC, VISTEON HOLDINGS ESPANA, S.L., VARROCCORP HOLDING BV and VARROC ENGINEERING PVT. LTD. Dated March 9, 2012

RECITALS:	1

ARTICLE 1	DEFINITIONS 2

ARTICLE 2	SALE AND PURCHASE OF ASSETS 2

2.1	Transaction; Transferred Assets 2

2.2	Excluded Assets 4

2.3	Transfer of Maquila Assets 5

2.4	Autopal Restructuring 5

2.5	Non-Transferability of Certain Assets 5

ARTICLE 3	LIABILITIES 6

3.1	Assumed Liabilities 6

3.2	Retained Liabilities 6

ARTICLE 4	PURCHASE PRICE; TRANSFER OF STOCK 8

4.1	Purchase Price 8

4.2	Escrow Deposit at Signing; Payments at Closing 8

4.3	Transfer of Stock 8

4.4	Purchase Price Allocation 8

4.5	Inventory Adjustment 9

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLER 11

5.1	Organization, Existence and Standing 11

5.2	Qualification 12

5.3	Capitalization 12

5.4	Corporate Authority 12

5.5	Financial Information 13

5.6	Real Property 13

5.7	Title to Personal Property 15

5.8	Condition and Sufficiency of Transferred Assets 15

5.9	Contracts 15

5.10	Proprietary Rights 17

5.11	Taxes 19

5.12	Environmental Matters 20

5.13	No Breach of Contract; No Violations of Law; No Prior Approval 20

5.14	Litigation 21

5.15	Finders, Brokers and Investment Bankers 21

5.16	Absence of Changes 22

5.17	Permits 22

5.18	Compliance with Laws 22

5.19	No Undisclosed Liabilities; Stock Group Indebtedness 23

5.20	Employees; Labor Relations 23

5.21	Employee Benefits 24

5.22	Insurance 26

5.23	Inappropriate Payments 26

5.24	DISCLAIMER 26

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER 27

6.1	Organization, Existence and Standing of Buyer 27

6.2	Corporate Authority 27

6.3	No Breach of Contract; No Violations of Law; No Prior Approval 27

6.4	Litigation 28

6.5	Finders, Brokers and Investment Bankers 28

6.6	Financing 28

6.7	Acknowledgement of Buyer 29

6.8	DISCLAIMER 29

ARTICLE 7	COVENANTS OF SELLER 30

7.1	Operating the Business 30

7.2	Access; Furnishing Information 32

7.3	Eliminating Intercompany Items 33

7.4	Covenant Not to Compete or Solicit 33

ARTICLE 8	COVENANTS OF BUYER 35

8.1	Making Records and Personnel Available 35

ARTICLE 9	MUTUAL COVENANTS 36

9.1	Efforts to Consummate; HSR Act and Other Filings 36

9.2	Payments and Communications Received 37

9.3	Further Assurances 37

9.4	Preparation and Filing of Tax Returns; Payment of Taxes 38

9.5	Allocation of Certain Taxes 39

9.6	Refunds and Carrybacks 40

9.7	Cooperation on Tax Matters; Tax Audits 40

9.8	Tax Audits 41

9.9	Visteon Marks 42

9.10	Disclosure Generally 42

9.11	Financing Activities 42

9.12	Tax Withholding 44

9.13	Additional Related Agreements 44

ARTICLE 10	CONDITIONS PRECEDENT 44

10.1	Conditions Precedent to Seller’s, the Asset Subsidiaries’ and Stock Selling Subsidiaries’ Performance 44

10.2	Conditions Precedent to Buyer’s Performance 46

10.3	Waiving Conditions 48

ARTICLE 11	EMPLOYEES AND EMPLOYEE BENEFITS 48

11.1	Employment 48

11.2	Severance Payment Responsibilities 51

11.3	COBRA 51

11.4	WARN 51

11.5	Employee Communications 51

11.6	Cooperation 51

11.7	No Amendment; No Third Party Beneficiaries 52

ARTICLE 12	CLOSING 52

12.1	Closing Date 52

12.2	Deliveries by Buyer 52

12.3	Deliveries by Seller 53

ARTICLE 13	SALES AND TRANSFER TAXES 54

ARTICLE 14	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS 55

14.1	Survival 55

14.2	Representations and Warranties 55

14.3	Covenants and Agreements 55

14.4	Notice of Claim 55

ARTICLE 15	ENVIRONMENTAL MATTERS 55

15.1	Environmental Indemnity 55

15.2	Indemnity Procedures 56

15.3	Indemnity Limitations 57

15.4	Exclusive Remedy and Release 58

15.5	Relation to Article 16 58

ARTICLE 16	GENERAL INDEMNIFICATION 58

16.1	Indemnification of Buyer 58

16.2	Indemnification of Seller 58

16.3	Deductible Amount 59

16.4	Procedures for Claims 59

16.5	Third Party Claims 59

16.6	Exclusive Remedy 60

16.7	Payment of Amounts 60

16.8	Insurance Offset 60

16.9	Maximum Amount of Any Indemnification 61

ARTICLE 17	EXPENSES 61

ARTICLE 18	TERMINATION; VTYC REVIEW PERIOD 61

18.1	Termination of Agreement 61

18.2	Effect of Termination 62

18.3	Payment of the Deposit Amounts 63

18.4	VTYC Review Period 63

ARTICLE 19	MISCELLANEOUS 66

19.1	Notices 66

19.2	Waiver 67

19.3	Headings 67

19.4	Successors and Assigns 67

19.5	Enforceability 67

19.6	No Third Party Beneficiaries or Right to Rely 67

19.7	Counterparts 68

19.8	Time of Essence 68

19.9	No Strict Construction 68

19.10	Public Announcements 68

19.11	Currency/Method of Payment 68

19.12	Specific Enforcement 68

19.13	Governing Law 68

19.14	Miscellaneous 69

19.15	Entire Agreement; Amendment 69

19.16	Bulk Transfer Laws 69

APPENDIX A DEFINED TERMS	1

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is entered into as of March 9, 2012, by and among VISTEON CORPORATION, a Delaware corporation (“Seller”), VEHC, LLC, a Delaware limited liability company (“VEHC”), VISTEON HOLDINGS ESPANA, S.L., a Spanish company (“VHE”), VIHI, LLC, a Delaware limited liability company (“VIHI” and together with VEHC and VHE, the “Stock Selling Subsidiaries”), the Asset Subsidiaries (as defined below) and VARROCCORP HOLDING BV, a Netherlands corporation (“Varroc BV”) and VARROC ENGINEERING PVT. LTD., an Indian company (“Varroc” and, together with Varroc BV, “Buyer”).
RECITALS:
A.    Seller’s lighting business designs, develops, manufactures, markets and sells (i) automotive exterior lighting products, including front lighting systems, rear lighting systems and auxiliary lamps, reflectors, front and rear side markers, license lamps and back-up lamps and (ii) in addition, solely with respect to the business conducted by Carplastic (as defined below), automobile interior lighting products, automobile interior products, non-automobile lighting, climate control and refrigerator moldings (collectively, the “Business”);
B.    Carplastic S.A. de C.V., a corporation organized and existing in accordance with the laws of Mexico (“Carplastic”), is an indirect wholly-owned subsidiary of Seller owned by Grupo Visteon, S. de R.L. de C.V. and Visteon Holdings, LLC;
C.    VHE and VEHC are wholly-owned subsidiaries of Seller that, following completion of the Autopal Restructuring, will together own all of the outstanding ownership interests of Nailah Investments s.r.o., a Czech limited liability company(“Autopal”);
D.    VIHI is a wholly-owned subsidiary of Seller that owns fifty percent (50%) of the ordinary shares of Visteon TYC Corporation, a British Virgin Island international business corporation (“VTYC” and together with Autopal, the “Stock Group”);
E.    Each of the companies listed in Schedule E (the “Asset Subsidiaries”) is a direct or indirect wholly-owned subsidiary of Seller that owns assets that are used primarily in connection with the operation of the Business;
F.    The Business is carried on through Seller, the Asset Subsidiaries, the Existing Autopal Companies and the members of the Stock Group;
G.    Seller and each of the Stock Selling Subsidiaries, as the case may be, desires to sell or cause the Asset Subsidiaries to sell to Buyer and Buyer desires to purchase from Seller, the Stock Selling Subsidiaries and the Asset Subsidiaries (i) all of the Stock Selling Subsidiaries’ capital stock in each entity comprising the Stock Group and (ii) except for the Proprietary Rights, all of the assets that are used primarily to conduct the Business as currently operated including the Maquila Assets from Carplastic’s IMMEX Program and, (iii) with respect to the Proprietary Rights, all the Proprietary Rights used exclusively to conduct the Business (the sales and purchases set forth in clauses (i), (ii) and (iii) of this Recital G, the “Transaction”); and
H.    Without limiting the generality of the foregoing, the transfer of the assets held by Visteon Technical Services Centre Private Limited, an Indian corporation (“VTSC”), will be accomplished by virtue of a slump sale of a going concern under the terms of a transfer of business agreement between VTSC and Buyer’s designee (the “Transfer of Business Agreement”).
Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms have the meanings set forth in Appendix A, unless defined elsewhere in this Agreement.

ARTICLE 2
2.1    Transaction; Transferred Assets. At the Closing:
Stock. Seller and each relevant Stock Selling Subsidiary shall sell to Buyer (or its Affiliated designee), and Buyer (or its Affiliated designee) shall purchase from Seller and each relevant Stock Selling Subsidiary, all of the outstanding ownership interests of Autopal (“Autopal Stock”) and all of VIHI’s interest in VTYC (“VTYC Stock” and together with the Autopal Stock, the “Stock”), in each case, free and clear of any Liens or restrictions on transfer, except those imposed by applicable Law.
Assets. Seller shall, and shall cause each Asset Subsidiary to, sell to Buyer (or its Affiliated designees) all of their respective right, title and interest in and to all assets (other than the Stock) of Seller or the Asset Subsidiaries that are used or held for use primarily to conduct the Business as currently operated (but solely as to the Proprietary Rights, the Proprietary Rights used exclusively in the conduct of the Business) (“Assets” and together with the Stock, the “Transferred Assets”), including:
(a)    all parcels of Real Property (other than Real Property that is subject to the Autopal Facility Lease);
(b)    all (i) personal property, including, but not limited to, all machinery, equipment, computer hardware, vehicles, tools, dies, repair and replacement parts, and office furniture, fixtures and equipment owned by Seller or the Asset Subsidiaries (including all assets permanently or temporarily imported into Mexico and used primarily to conduct the Business by the Asset Subsidiaries), except to the extent disposed of prior to the Closing Date as permitted by Section 7.1 of the Agreement, the Maquila Assets and the Mexican Assets (each as identified on Section 2.1(b) of the Disclosure Schedule) and (ii) additional items as are acquired prior to the Closing Date (“Personal Property”);
(c)    all inventory of raw materials, work-in-process and finished goods, existing on the Closing Date, whether in Seller’s or any Asset Subsidiary’s possession, in transit to or from Seller or any Asset Subsidiary, or held by any Third Party (“Inventory”), supplies and spare parts;
(d)    all purchase orders, sales orders and other agreements, contracts and commitments of any sort (“Contracts”) and all rights and claims thereunder;
(e)    books and records, including originals (or, to the extent the same may not be transferred in accordance with applicable Law, complete and correct copies) of all personnel records of the Transferred Employees, all subject to consent of such Transferred Employees when required by applicable Law;
(f)    all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, trade secrets, inventory, ideas, algorithms, databases, processes, computer software programs or applications, tangible or intangible proprietary information or material and other intellectual property rights (“Intellectual Property”) used exclusively in the Business, including, but not limited to, those items identified on Section 2.1(f) of the Disclosure Schedule (together with the Intellectual Property and Proprietary Software, “Proprietary Rights”);
(g)    all prepaid expenses, credits, deferred charges, advance payments, security deposits and other deposits, and pre-paid items related to the Business or the other Transferred Assets;
(h)    all permits, licenses (excluding licenses under Proprietary Rights), approvals, consents, franchises, and other governmental authorizations or approvals to the extent transferable under applicable Law (“Permits”);
(i)    all claims, actions and suits and defenses, except those relating to Excluded Assets or Retained Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent, including all rights pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products or services purchased in respect of the Business, except those relating to Excluded Assets or Retained Liabilities;
(j)    the right to receive and retain mail and other communications relating to the Business;

(k)    except as provided in Article 11, the Assumed Employee Benefit Plans, including all assets held by or on behalf of Seller, any Asset Subsidiary or such Assumed Employee Benefit Plans in trust, reserve or otherwise to fund, and all insurance policies funding, any of the liabilities under such Assumed Employee Benefit Plans; and
(l)    all assets identified on Section 2.1(l) of the Disclosure Schedule as Transferred Assets.
2.2    Excluded Assets. Notwithstanding Section 2.1, the following assets (“Excluded Assets”) are retained by Seller and the Asset Subsidiaries and are not included in the Assets:
(a)    all cash (other than petty cash located at the Real Property), cash equivalents, marketable securities and bank accounts;
(b)    all trade and other accounts receivable, including those that are owed by Seller or any Subsidiary or Affiliate of Seller;
(c)    all intellectual property owned, licensed or used by Seller or any Asset Subsidiary that is not used exclusively in the conduct of the Business, including, but not limited to:
(i)    the trade names and trademarks “Visteon” and “Visteon Corporation” (“Visteon Marks”) and any other trade names, trademarks, corporate names and logos incorporating in any way these names; and
(ii)    the Proprietary Rights listed on Section 2.2(c)(ii) of the Disclosure Schedule;
(d)    (i) all claims, proceedings, rights of action and defenses under Chapter 5 of the Title 11 of the United States Code that derive from or were originated as a result of Seller’s Chapter 11 bankruptcy reorganization filed on May 25, 2009, and (ii) all claims and rights relating to any of the Excluded Assets or the Retained Liabilities;
(e)    all assets that have been transferred or disposed of by Seller or any Asset Subsidiary prior to the Closing Date in transactions permitted by this Agreement, including Section 7.1;
(f)    all rights to the refund of any Tax paid by Seller or any Asset Subsidiary prior to the Closing Date;
(g)    all agreements, contracts and commitments of Seller, any Stock Selling Subsidiary, Asset Subsidiary or member of the Stock Group other than the Contracts;
(h)    copies or originals, as the case may be, of all books and records that Seller, the Stock Selling Subsidiaries or the Asset Subsidiaries are required by the applicable Laws to retain in their possession;
(i)    all Employee Benefit Plans that are not Assumed Employee Benefit Plans, including all assets held by or on behalf of Seller, any Asset Subsidiary or such Employee Benefit Plans in trust, reserve or otherwise to fund, and all insurance policies funding, any of the liabilities under such Employee Benefit Plans; and
(j)    all assets identified on Section 2.2(j) of the Disclosure Schedule as Excluded Assets.
2.3    Transfer of Maquila Assets. Seller and Buyer agree that following the execution of this Agreement, they will take all reasonable steps necessary in order to complete the virtual transfer of the Maquila Assets from Carplastic’s IMMEX Program to Buyer’s IMMEX Program, including the submission to Mexican customs, the Mexican Treasury Department and the Mexican Department of the Economy all such documents, customs declarations pedimentos, manifests, invoices, notices and other material necessary to effect such transfer (the “IMMEX Transfer”) no later than ten (10) Business Days following the Closing Date. After the Closing Date, Seller shall cause Carplastic to notify the Mexican Treasury Department, the Mexican Department of the Economy and such other Mexican government authorities as necessary, of the closing of Carplastic’s branches or establishments and provide a copy of such filings to Buyer, if applicable.

2.4    Autopal Restructuring. Prior to the Closing, Seller shall effect the Autopal Restructuring and shall cause all assets (other than Real Property that is subject to the Autopal Facility Lease) to the extent owned by the Existing Autopal Companies that, if they were Asset Subsidiaries, would constitute Assets pursuant to Section 2.1 (and, if permitted by Law, excluding any assets that, if the Existing Autopal Companies were Asset Subsidiaries, would constitute Excluded Assets pursuant to Section 2.2) to be transferred to Autopal.
2.5    Non-Transferability of Certain Assets.
(a)    Notwithstanding Section 2.1, if there are Assets that are not assignable without the consent of Third Parties (“Non-Transferable Assets”), and these consents are not obtained by the Closing Date, the Non-Transferable Assets will not be assigned without that consent.
(b)    Seller and the Asset Subsidiaries shall, and Seller shall cause the Asset Subsidiaries to, (a) cooperate in good faith with Buyer to enter into any reasonable arrangement designed to provide to Buyer the benefit of the Non-Transferable Assets, including, but not limited to, the enforcement for the benefit and at the expense of Buyer of any rights in connection with any of these assets, (b) hold all monies paid thereunder in trust for the account of Buyer and (c) promptly remit all such money without set-off of any kind whatsoever to Buyer. Except as advanced by Buyer, Seller is not required to pay any monies to Third Parties in connection with its obligations under this Section.
(c)    To the extent that Buyer receives the benefits of any Non-Transferable Asset, Buyer shall perform the obligations of Seller relating to that Non-Transferable Asset.

ARTICLE 3
LIABILITIES
3.1    Assumed Liabilities. At the Closing, in addition to the liabilities for which Buyer will become liable by virtue of the acquisition of the VTYC Stock (but not the Autopal Stock), Buyer shall assume the following liabilities and obligations of Seller, the Asset Subsidiaries and the Existing Autopal Companies to the extent arising out of the Business (“Assumed Liabilities”):
(a)    other than (i) Indebtedness or (ii) any other Retained Liabilities, all liabilities and obligations that exist at the Closing and are of a type reflected in the Financial Information;
(b)    all liabilities and obligations in respect of the Contracts and Permits that are Assets arising after the Closing Date, but excluding any liability thereunder to the extent arising out of (i) a breach that occurred on or prior to the Closing or (ii) any event occurring or state of facts existing on or prior to the Closing which with the notice or lapse of time would constitute a breach of any term or condition of any such Contract or Permit;
(c)    all liabilities and obligations in respect of customer warranty or recall claims for products sold by Buyer or the Business on or following the Closing;
(d)    all product liability and similar claims for injury to person or property (including death) in connection with any products sold by Buyer on or after the Closing;
(e)    all liabilities and obligations related to or arising under any Assumed Employee Benefit Plan or otherwise assumed by Buyer under Article 11;
(f)    all liabilities and obligations in respect of the matters described in Article 15, except to the extent that Seller is obligated under Article 15 to indemnify Buyer;
(g)    all liabilities and obligations expressly assumed by Buyer pursuant to the PRTLA;
(h)    all liabilities and obligations identified on Section 3.1(h) of the Disclosure Schedule; and

(i)    all liabilities and obligations arising from processes used or products manufactured, used, imported or offered for sale, or sold by the Buyer after the Closing that conflict with, misappropriate, infringe or otherwise violate any intellectual property of any third party including any allegations of same.
3.2    Retained Liabilities. Notwithstanding Section 3.1, Seller, the Asset Subsidiaries and the Existing Autopal Companies shall be responsible for all of the liabilities and obligations not hereby expressly assumed by Buyer and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of Seller or its Affiliates or any other Person except for those liabilities and obligations expressly assumed by Buyer pursuant to the terms of Section 3.1 above, which assumed liabilities shall include all liabilities and obligations assumed by virtue of the acquisition of the VTYC Stock (but not the Autopal Stock) except as expressly excluded below. All such liabilities and obligations not expressly assumed by Buyer are referred to herein collectively as the “Retained Liabilities”. Without limiting the generality of the foregoing, Seller, the Asset Subsidiaries and the Existing Autopal Companies shall retain and timely pay and discharge the following liabilities, all of which shall be Retained Liabilities for all purposes of this Agreement:
(a)    (i) all liabilities arising out of any claim, proceedings or rights of action that derive from or were originated as a result of Seller’s Chapter 11 bankruptcy reorganization filed on May 25, 2009, including any obligation of Seller to make distributions to holders of allowed claims under its plan of reorganization filed on May 25, 2009, and (ii) all liabilities and obligations arising out of the Excluded Assets (except in relation to certain license rights expressly assumed by Buyer pursuant to the PRTLA);
(b)    all accounts payable and accrued expenses that arose on or prior to the Closing that exist at the Closing (including “Sundry Payable and Accrued Sundry” of the type set forth in the Financial Information);
(c)    all Taxes payable with respect to the Business, the Transferred Assets (including the Stock) or the Assumed Liabilities for any period prior to the Closing (including any deferred Tax liability of the type set forth in the Financial Information) provided that VTYC will remain solely liable for all Taxes payable with respect to the Business conducted by it;
(d)    all Indebtedness of Seller, the Asset Subsidiaries, the Existing Autopal Companies, the Stock Selling Subsidiaries or Autopal, except for liabilities and obligations identified on Section 3.1(h) of the Disclosure Schedule;
(e)    all liabilities and obligations for product liability claims or recalls for injury to person (including death) or property in connection with any products sold by the Business, Seller, an Asset Subsidiary, a Stock Selling Subsidiary or Autopal prior to the Closing;
(f)    all liabilities and obligations of the Business in respect of customer warranty or recall claims for products sold prior to the Closing by the Seller, an Asset Subsidiary, a Stock Selling Subsidiary or member of the Stock Group; and
(g)    all Excluded Employee Liabilities.

 ARTICLE 4
PURCHASE PRICE; TRANSFER OF STOCK
4.1    Purchase Price. The purchase price for (a) the Transferred Assets, and (b) the prepaid rent payment required under the Autopal Facility Lease (the “Autopal Lease Payment”) is $92,000,000 (“Purchase Price”). The Purchase Price is subject to adjustment pursuant to Sections 4.5 and 18.4 below.
4.2    Escrow Deposit at Signing; Payments at Closing.
(a)    Promptly following the execution of this Agreement (but in no event more than three (3) Business Days following the date of execution of this Agreement), Buyer shall deposit an additional amount of US $5,000,000 in cash (the “Escrow Deposit”) into the escrow account (the “Escrow Account”) held by Citibank, NA (the “Escrow Agent”) that currently holds Buyer’s prior cash deposit of US $3,000,000 (the “Initial Deposit” and, together with the Escrow Deposit, the “Deposit Amounts”).
(b)    At the Closing: (i) Buyer (or its Affiliated designee) shall wire transfer an amount equal to the Purchase Price, minus the Deposit Amounts to a bank account or accounts designated by Seller, and (ii) Escrow Agent shall disburse the Deposit Amounts to Seller by wire transfer of immediately funds to a bank account or accounts designated by Seller.
4.3    Transfer of Stock. At the Closing:
(a)    VIHI, Buyer and VTYC shall execute an agreement to effect the transfer of the VTYC Stock to Buyer free and clear of any Liens or restrictions on transfer, except those imposed by applicable Law (the “VTYC Transfer Agreement”); and
(b)    VHE, VEHC and Buyer shall execute an agreement to effect the transfer of the Autopal Stock to Buyer free and clear of any Liens or restrictions on transfer, except those imposed by applicable Law (the “Czech Transfer Agreement”).
4.4    Purchase Price Allocation. The parties agree that, following the date of this Agreement, the parties shall negotiate in good faith to reach agreement, within ninety (90) days after execution hereof, on an allocation of the Purchase Price among the Transferred Assets and the Autopal Lease Payment. The parties further agree that such allocation shall include a separate allocation as to the Assets owned by Carplastic, including the applicable Mexican Value Added Tax on the Mexican Assets and the improvements on the Mexican Real Property, and that such allocation for the Carplastic Assets shall, in all events, be prepared prior to the Closing Date. Seller agrees that, on or before the sixtieth (60th) day after the execution hereof, Seller shall send to Buyer a written proposal for such allocation, and Buyer agrees that it shall notify Seller of any additions or revisions to such allocation within ten (10) Business Days after receipt thereof. In the event of any such proposed additions or revisions, Buyer and Seller shall attempt to reach agreement on all or the greatest portion possible of such allocation.
4.5    Inventory Adjustment.
(a)    Within forty-five (45) calendar days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer (i) a statement (the “Inventory Statement”) setting forth the Closing Date Inventory and the components and calculations thereof as of 11:59 p.m., Detroit time, on the Closing Date, prepared in accordance with the policies, practices and methodologies used in the preparation of, and provided in the format used for, the reference inventory statement (the “Reference Inventory Statement”) attached as Section 4.5 of the Disclosure Schedule, which is consistent with the policies, procedures and methodologies adopted for historical periods (i.e., calendar years ended December 31, 2010 and December 31, 2011) and (ii) a statement (the “Inventory Adjustment Statement”) setting forth the calculation of the amount by which the Closing Date Inventory as shown on the Inventory Statement either (A) exceeds the Target Inventory (as such amount may be adjusted below, the “Inventory Excess Amount”) or (B) is less than the Target Inventory (as such amount may be adjusted below, the “Inventory Deficiency Amount”).
(b)    After receipt of the Inventory Statement and the Inventory Adjustment Statement, Buyer will have sixty (60) calendar days to review the Inventory Statement and the Inventory Adjustment Statement. Seller will give, or cause to be given, to Buyer reasonable access to all documents, records, facilities and employees of Seller and its Affiliates used in their preparation to the extent such employees are employed by Seller or its Affiliates at such time. Not later than sixty (60) calendar days following the date of receipt of the Inventory Statement and the Inventory Adjustment Statement, Buyer shall provide Seller with a notice (a “Dispute Notice”) listing those items, if any, to which Buyer takes exception, which notice shall also (i) specifically identify, and provide a reasonably detailed explanation of the basis upon which Buyer has delivered such list, including, without limitation, the applicable provisions of this Agreement on which the dispute set forth in such Dispute Notice is based, (ii) set forth the amount of Closing Date Inventory that Buyer has calculated based on the information contained in the Inventory Statement and (iii) specifically identify Buyer’s proposed adjustment(s). Unless Buyer delivers the Dispute Notice to Seller setting forth the specific items disputed by Buyer on or prior to the sixtieth (60th) day after Buyer’s receipt of the Inventory Statement and the Inventory Adjustment Statement, Buyer will be deemed to have accepted and agreed to the Inventory Statement and the Inventory Adjustment Statement and such statements (and the calculations contained therein) will be final, binding and conclusive. If Buyer timely provides Seller with a Dispute Notice, Seller and Buyer will, within fifteen (15) days following receipt of such Dispute Notice by

Seller (the “Resolution Period”), attempt to resolve their differences with respect to the items specified in the Dispute Notice (the “Disputed Items”), and all other undisputed items (and all calculations relating thereto) will be final, binding and conclusive. Any written resolution by Seller and Buyer during the Resolution Period as to any Disputed Items will be final, binding and conclusive.
(c)    If Seller and Buyer do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute shall be submitted within fifteen (15) days after the expiration of the Resolution Period to Grant Thornton LLP (the “Neutral Arbitrator”); provided that if at such time either Seller or Buyer shall discover a bona fide conflict with respect to the Neutral Arbitrator or the Neutral Arbitrator resigns or expressly states its refusal for any reason to resolve the Disputed Items in accordance with this Section 4.5, the parties shall submit the matter to another independent accounting firm of international reputation reasonably acceptable to both Seller and Buyer to resolve the remaining matters in dispute, and such firm shall be the Neutral Arbitrator for all purposes of this Section 4.5(c). The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 4.5, and shall request a statement from each of Seller and Buyer regarding such remaining Disputed Items. The Neutral Arbitrator will consider only those Disputed Items that Seller on the one hand and Buyer on the other hand are unable to resolve. In resolving any disputed item, the Neutral Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The scope of the disputes to be arbitrated by the Neutral Arbitrator is limited to whether the preparation of the Inventory Statement and the Inventory Adjustment Statement were done in accordance with GAAP and, the Reference Inventory Statement consistently applied, and whether there were mathematical errors in the preparation of the Inventory Statement and the Inventory Adjustment Statement, and the Neutral Arbitrator is not to make any other determination. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between Seller and Buyer in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by such party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted by such party. In addition, the parties shall give the Neutral Arbitrator access to all documents, records, facilities and employees as reasonably necessary to perform its function as arbitrator. The Neutral Arbitrator will deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by Seller and Buyer) of the Disputed Items submitted to the Neutral Arbitrator within thirty (30) days after receipt of such Disputed Items (or as soon thereafter as practicable), which determination will be final, binding and conclusive, and judgment may be entered on the award.
(d)    The final, binding and conclusive Inventory Statement and Inventory Adjustment Statement, in each case, based either upon agreement by Seller and Buyer, the written determination delivered by the Neutral Arbitrator in accordance with this Section 4.5 or Seller’s failure to notify Buyer, in accordance with this Section 4.5, of its objections to either the Inventory Statement or the Inventory Adjustment Statement (or any calculations contained therein) will be the “Conclusive Inventory Statement” and the “Conclusive Inventory Adjustment Statement,” respectively. If either Seller or Buyer fails to submit a statement regarding any Disputed Items submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by Seller and Buyer.
(e)    (A) Buyer shall pay an aggregate amount, if any, equal to the Inventory Excess Amount, if any, set forth on the Conclusive Inventory Adjustment Statement plus the Interest Amount on such Inventory Excess Amount, which amount shall be paid to Seller, or (B) Seller shall pay an aggregate amount, if any, equal to the Inventory Deficiency Amount, if any, set forth on the Conclusive Inventory Adjustment Statement plus the Interest Amount on such Inventory Deficiency Amount. Any required payment under this Section 4.5(e) shall be paid on the third (3rd) Business Day following the determination of the Conclusive Inventory Statement in immediately available funds by (a) check or wire transfer to such bank account or accounts as Seller (in the case of a Inventory Excess Amount) may specify, or (b) wire transfer to such bank account or accounts as Buyer (in the case of a Inventory Deficiency Amount) may specify. Any Inventory Excess Amount (including any Interest Amount thereon) shall be deemed to be an increase in the Purchase Price and any Inventory Deficiency Amount (including any Interest Amount thereon) shall be deemed to be a decrease in the Purchase Price for purposes of this Agreement.

 ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer, as to itself, the Stock Selling Subsidiaries, the Asset Subsidiaries, the Existing Autopal Companies, the Visteon Sale Entities and the Visteon Operating Companies (which defined terms, for purposes of this Article 5, shall in each case (except where expressly indicated) (x) exclude VTYC, as to which no representation or warranty is made unless expressly indicated, and (y) shall be deemed to include the Existing Autopal Companies only prior to the completion of the Autopal Restructuring and Autopal only from and after the completion of the Autopal Restructuring) that:
5.1    Organization, Existence and Standing. Seller, each Stock Selling Subsidiary, each Asset Subsidiary and each member of the Stock Group (together, “Visteon Sale Entities” and each, a “Visteon Sale Entity”), including VTYC, is a corporation or limited liability company duly incorporated or formed and validly existing under the Laws of the jurisdiction of its incorporation or formation and has full corporate or organizational power and authority to:
(a)    own or lease the Transferred Assets owned or leased by it; and
(b)    carry on the Business as now conducted by it.
5.2    Qualification. Each Visteon Sale Entity (including VTYC) is duly qualified to do business, if applicable, and is in good standing in all jurisdictions where the nature of the Transferred Assets owned or leased by it, or the conduct of the Business conducted by it, requires it to be qualified, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Change.
5.3    Capitalization.
(a)    Upon completion of the Autopal Restructuring and as of immediately prior to the Closing, the registered capital of Autopal:
(i)    will be duly authorized and validly issued in compliance with all applicable Laws;
(ii)    will be fully paid and nonassessable; and
(iii)    will be wholly-owned, beneficially and of record, in part by VHE and in part by VEHC free and clear of any Liens or restrictions on transfer, except those imposed by applicable Law.
(b)    The authorized capital stock of VTYC consists solely of ordinary shares, of which 50% are owned, beneficially and of record, by VIHI. All of the VTYC ordinary shares held by VIHI:
(i)    are duly authorized, validly issued, fully paid and nonassessable,
(ii)    were issued in compliance with all applicable Laws; and
(iii)    are owned, beneficially and of record by VIHI free and clear of any Liens or restrictions, except those imposed by federal and state securities Laws.
(c)    There are no outstanding securities (whether debt or equity) convertible into or exercisable or exchangeable for any capital stock or equity interests in any member of the Stock Group, and there are no outstanding options, warrants, preemptive rights or other rights permitting or requiring any Person to subscribe for, or acquire or purchase, or permitting any member of the Stock Group to issue, any other equity securities.
5.4    Corporate Authority. Seller, each Asset Subsidiary and each Stock Selling Subsidiary have all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to carry out its obligations hereunder and thereunder. Except for actions relating to the Autopal Restructuring, Seller, each Asset Subsidiary and each Stock Selling Subsidiary have taken all corporate or organizational actions needed to execute, deliver and consummate this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder, and no other proceedings or actions on the part of it is necessary to authorize such execution, delivery and performance. This Agreement has been, and the Related Agreements when executed will be, duly executed by each of Seller, each Asset Subsidiary and each Stock Selling Subsidiary and constitute the legal, valid and binding obligations of Seller, each Asset Subsidiary and each Stock Selling Subsidiary (to the extent they are a party to this Agreement or a Related Agreement), except as applicable bankruptcy, insolvency, reorganization or similar Laws relating to enforcement of creditors’ rights and remedies or other equitable principles limit enforceability.
5.5    Financial Information. The Financial Information attached to Section 5.5 of the Disclosure Schedule was derived from the books and records of Seller, the Stock Group, the Existing Autopal Entities, the Asset Subsidiaries (except VGTI) and the Stock Selling Subsidiaries and presents fairly, in all material respects, the financial condition of the Business as of the dates shown, the results of the Business’ operations for the periods then ended, and changes in financial position of the Business for the periods then ended.
5.6    Real Property.
(a)    A legal description of each parcel of real property currently used in the operation of the Business and owned in fee by (i) Seller, the Asset Subsidiaries (except VGTI) or a member of the Stock Group (together, “Visteon Operating Companies” and each a “Visteon Operating Company”) and (ii) the Existing Autopal Companies is set forth on Section 5.6(a) of the Disclosure Schedule (collectively, the “Owned Real Property”). Except as set forth on Section 5.6(a) of the Disclosure Schedule, a Visteon Operating Company or one of the Existing Autopal Companies has good and marketable title to each parcel of Owned Real Property and to all of the buildings, structures and other improvements thereon, free and clear of all Liens, except for Real Property Permitted Exceptions. The Seller has made available to Buyer copies of any title insurance policies (the “Title Policies”) (together with copies of any documents of record that are listed as exceptions to title on such policies to the extent such documents are in Seller’s possession) currently insuring each parcel of Owned Real Property, and copies of the most recent surveys of the same, and, to Seller’s Knowledge, any photographs, drawings, and maps of the Owned Real Property (to the extent such documents are in Seller’s possession). The Owned Real Property owned by the Existing Autopal Companies includes the land and buildings that will be leased to Autopal under the Autopal Facility Lease.
(b)    Section 5.6(b) of the Disclosure Schedule sets forth the address of each parcel of leasehold or sub-leasehold estate and any and all other rights to use or occupy any land, buildings, structures, improvements or other interest in real property currently used in the operation of the Business and held by or for a Visteon Operating Company (except VGTI) or one of the Existing Autopal Companies (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), as well as a true and complete list of all leases, licenses, subleases and other occupancy agreements, together with any amendments or modifications thereto and any documents or instruments affecting in any material respect the rights or obligations thereunder of any of the parties thereto, pursuant to which the Visteon Operating Company party thereto has the right to use or occupy the Leased Real Property (the “Tenant Leases”). True and complete copies of the Tenant Leases have been delivered to Buyer prior to the date hereof. With respect to each parcel of Leased Property, (i) each Tenant Lease is legal, valid, binding and enforceable against the lessor thereunder and is in full force and effect and has not been modified; (ii) neither the Visteon Operating Company that is a party thereto nor, to Seller’s Knowledge, any other party to such Tenant Lease, is in breach or default under such lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under any Tenant Lease; (iii) the possession and quiet enjoyment of the Leased Real Property under any Tenant Lease by the Visteon Operating Company that is a party thereto has not been disturbed; (iv) no security deposit or portion thereof deposited with respect to any Tenant Lease has been applied in respect of a breach of or default under such lease by the Visteon Operating Company that is a party thereto; (v) the Visteon Operating Company that is a party thereto has not subleased, licensed, or otherwise granted any Person the right to use or occupy such parcel of Real Property or any portion thereof, or collaterally assigned or granted any other Lien in any such lease or any interest therein; (vi) the Visteon Operating Company that is a party thereto has a valid leasehold interest in such Tenant Lease and the improvements thereon, free and clear of all Liens, except for Real Property Permitted Exceptions; (vii) all required deposits and rents due to date pursuant to each Tenant Lease have been paid in full; (viii) the Visteon Operating Company that is a party thereto has not prepaid rent or any other amounts due under a Tenant Lease more than thirty (30) days in advance; and (ix) no party has any rights of offset against any rents, required security deposits and additional rents payable under a Tenant Lease.
(c)    The Real Property constitutes all of the real property used by any Visteon Operating Company and the Existing Autopal Companies in connection with the operation of the Business. All improvements, systems, equipment, machinery and fixtures on the Owned Real Property are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained ordinary wear and tear excepted. All improvements on the Owned Real Property constructed by or on behalf of the applicable Visteon Operating Company and the Existing Autopal Companies were constructed, to the Knowledge of Seller, in compliance in all material respects with applicable Laws, ordinances and regulations affecting such Real Property. With respect to the Real Property, (i) there are no rights of first refusal, reversionary rights, purchase options, rights of first offer and the like, recorded or unrecorded, affecting any portion of the Real Property; (ii) all Real Property has reasonable access to public roads and utilities, and (iii) the Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not in any material respect constitute a nonconforming use under any applicable building, zoning, subdivision and other land use and similar Laws, regulations and ordinances.
(d)    The Visteon Operating Companies and the Existing Autopal Companies have not received any written notice of any condemnation, requisition or taking by a governmental entity with respect to the Real Property, and there are no pending or, to Seller’s Knowledge, threatened condemnation or eminent domain proceedings involving the Real Property.
5.7    Title to Personal Property. A Visteon Operating Company has good and marketable title to all of the Personal Property included in the Transferred Assets free and clear of all Liens, except for Personal Property Permitted Exceptions or Liens to be released at Closing.
5.8    Condition and Sufficiency of Transferred Assets.
(a)    Except for reasonable wear and tear, the Transferred Assets currently used in the operation of the Business are in suitable condition and repair for the purposes for which they are presently used in the Business; and
(b)    together with Buyer’s rights under the Related Agreements, the Transferred Assets are sufficient to conduct the Business as presently operated.
5.9    Contracts.
(a)    Section 5.9(a) of the Disclosure Schedule sets forth a complete and correct list of the following types of Contracts to which a Visteon Operating Company is party in effect as of the date of this Agreement used primarily to conduct the Business or related to the Transferred Assets, except purchase orders that are electronically generated from the purchasing system of a Visteon Operating Company or a customer, supplier or vendor (collectively, “Material Contracts”):
(i)    any Contract under which payments to or by any Visteon Operating Company in any calendar year exceed $500,000, except Contracts cancelable by that Visteon Operating Company, without penalty, on less than sixty (60) days prior written notice;
(ii)    any Contract relating to any direct or indirect Indebtedness or any equipment lease agreements or security arrangements with respect to personal property under which payments to or by any Visteon Operating Company exceed $500,000, except Contracts cancelable by that Visteon Operating Company, without penalty, on less than sixty (60) days prior written notice;
(iii)    any consulting or management services contract or any confidentiality or proprietary rights agreements under which payments to or by any Visteon Operating Company in any calendar year exceed $500,000;
(iv)    any Contract with any sales agent, sales representative, franchisee or distributor under which payments to or by any Visteon Operating Company in any calendar year exceed $500,000;
(v)    any Contract requiring the payment of royalties or similar payments in excess of $500,000;

(vi)    any Contract with any governmental authority under which payments to or by any Visteon Operating Company in any calendar year exceed $500,000;
(vii)    any Contract between Seller or any of its Affiliates, on the one hand, and any other Affiliate of Seller, on the other hand, that will not be terminated effective as of the Closing Date;
(viii)    any Contract for the sale of any material assets, material property or material rights and providing for payment in excess of $500,000;
(ix)    any Contract that (A) materially limits the freedom of any Visteon Operating Company to compete in any line of business or with any Person or in any area, (B) requires the purchase or use of all or substantially all of its requirements of a particular product from a supplier or vendor, or (C) grants any Person the right to obtain services, or requires any Visteon Operating Company to provide services, on a “most favored nation” basis;
(x)    any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, in each case providing for aggregate payments under each such Contract in excess of $500,000 during its remaining term following the Closing Date;
(xi)    any Contracts relating to capital expenditures, including for purchases of equity, assets or properties of another Person (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments in excess of $500,000 during its remaining term following the Closing Date;
(xii)    any joint venture, partnership, strategic alliance, limited liability company, teaming, cooperation and any other similar Contract involving a sharing of profits or losses, costs or liabilities or any other Contract that relates to the formation, creation, operation, disposition, management or control of any Person that is a legal entity;
(xiii)    any material Contract pertaining to Proprietary Rights (other than for the use of commercially available software); and
(xiv)    any Contract for the lease, sublease, license or occupancy of real property.
(b)    Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms as to the respective Visteon Operating Company that is a party to that Agreement, and to Seller’s Knowledge, the other parties to the Material Contract.
(i)    Each Visteon Operating Company has in all material respects performed and is performing all its obligations under the Material Contracts to which it is a party;
(ii)    No Visteon Operating Company, nor, to Seller’s Knowledge, any other party, is in default of any material obligation under any of the Material Contracts to which such Visteon Operating Company is a party;
(iii)    No Visteon Operating Company has received any written notice of default under any of the Material Contracts, nor to Seller’s Knowledge has any event occurred that with notice or lapse of time or both would constitute a material default by any Visteon Operating Company under any Material Contract to which such Visteon Operating Company is a party; and
(iv)    To Seller’s Knowledge, no Visteon Operating Company has received any written notice of intent to terminate any Material Contract to which such Visteon Operating Company is a party.
5.10    Proprietary Rights.

(a)    A Visteon Operating Company owns, licenses or otherwise possesses legally enforceable rights to use the Proprietary Rights and such ownership, licenses, or other rights in the Proprietary Rights will continue to be valid and in full force and effect after the execution, delivery and performance of this Agreement;
(b)    No Visteon Operating Company or VGTI nor, to Seller’s Knowledge, any other party, is in default of any material obligation under any license, sublicense or other agreement relating to Proprietary Rights;
(c)    The Visteon Operating Companies or VGTI have not granted any right or interest to any Person in connection with any of the Proprietary Rights;
(d)    The Visteon Operating Companies or VGTI are not obligated to pay any amount to any Person in order to use any of the Proprietary Rights;
(e)    Except for routine patent prosecutions in various patent offices:
(i)    none of the Proprietary Rights is subject to any pending or, to Seller’s Knowledge, threatened challenge, claim or dispute; and
(ii)    none of the Proprietary Rights has during the prior five years been the subject of any challenge, claim or dispute.
(f)    None of the Proprietary Rights is subject to any outstanding order, decree, judgment or stipulation, or has been adjudged invalid or unenforceable;
(g)    To Seller’s Knowledge:
(i)    the operation of the Business and the ownership of the Transferred Assets does not infringe upon, misappropriate or otherwise violate any Third Party’s proprietary rights;
(ii)    none of the Proprietary Rights is being infringed by any Third Party; and
(iii)    all registrations pertaining to the Proprietary Rights are valid and enforceable.
(h)    No Third Party has notified a Visteon Operating Company in writing that it believes the Business or the Proprietary Rights infringe, misappropriate or otherwise violate any proprietary right of such Third Party.
(i)    All Proprietary Rights created by current or former employees, consultants or contractors of any Visteon Operating Company and material to the Business have been fully transferred to such Visteon Operating Company or VGTI.
(j)    Section 5.10(j) of the Disclosure Schedule sets forth all software, databases, algorithms and programs (“Software”) owned or purported to be owned by any Visteon Operating Company, or created by or on behalf of any Visteon Operating Company and held by VGTI (collectively, “Proprietary Software”). Either a Visteon Operating Company or VGTI owns all right, title and interest in and to the Proprietary Software, and no Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or conditions the use or distribution of such Proprietary Software or the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Visteon Operating Companies to use or distribute any such Proprietary Software
(k)    Section 5.10(k) of the Disclosure Schedule sets forth all: (a) Assignable Software, (b) Transition Services Software and (c) any Software that is material to operation of the Business and not Assignable Software or Transition Services Software. Assignable Software means rights to software under an existing license permitting Visteon to assign such rights (or portions thereof) to Buyer as listed in Section 5.10(k) of the Disclosure Schedule. Transition Services Software means rights to software under an existing license permitting Visteon to provide software related services to Buyer for a limited period as listed in Section 5.10(k) of the Disclosure Schedule.
(l)    The Visteon Operating Companies have taken all commercially reasonable steps to maintain the confidentiality of their proprietary processes and other material trade secrets (including the source code for the Proprietary Software) including by requiring all employees and other Third Parties with access to such trade secrets to execute confidentiality agreements.  To Seller’s Knowledge, none of such trade secrets has been disclosed to any Third Party, except pursuant to written and enforceable confidentiality obligations or, where commercially required, pursuant to disclosures to any customer pertaining solely to such customer’s products.
5.11    Taxes.
(a)    Seller and each of the Existing Autopal Companies and Asset Subsidiaries has filed all required material Tax Returns and Tax reports with respect to the Business or the Transferred Assets and all material Taxes shown to be due on those returns and reports have been paid.
(b)    Seller has adequately reserved in accordance with applicable Law, if any, or Seller’s accounting practices, for the payment of all Taxes with respect to periods ended on or before the Closing Date for which Tax Returns and Tax Reports with respect to the Business or the Transferred Assets have not yet been filed.
(c)    There are no Liens for Taxes (other than for current real and personal property taxes not yet due and payable) on the Transferred Assets.
(d)    Seller and each of the Asset Subsidiaries and Existing Autopal Companies know of no proposed additional Tax assessment against them with respect to the Business or the Transferred Assets.
(e)    Seller and each of the Asset Subsidiaries and Existing Autopal Companies have withheld and paid all Taxes with respect to the Business or the Transferred Assets required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other Third Party.
(f)    Autopal has filed with the appropriate Taxing Authorities all material Tax Returns that it was required to file, and those returns are true, correct, and complete in all material respects. Autopal has paid, accrued, or otherwise adequately reserved for the payment of all material Taxes that are due or will be due with respect to periods ended on or before the Closing Date for which Tax Returns have not yet been filed.
(g)    No Taxing Authority (i) is auditing any material Taxes or Tax Return of Autopal or (ii) has asserted in writing any material deficiencies or assessments with respect to Autopal.
(h)    Autopal has not executed any outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against it, and Autopal is not a party to any agreement providing for the allocation or sharing of Taxes.
(i)    No claim has been made by any Tax authority in a jurisdiction where Autopal has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to Seller’s knowledge is any such assertion threatened.
(j)    Autopal is not a party to any agreement, whether written or unwritten, providing for the payment or sharing of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.
(k)    Seller, the Asset Subsidiaries, the Existing Autopal Companies and Autopal have complied with all applicable conditions and performed all obligations in connection with any Tax incentive or benefit held by such entity. No such incentive or benefit, to the extent such benefit will be held by Buyer or any of its Subsidiaries following the Closing, is subject to forfeiture or denial as a result of any failure by any of Seller, the Asset Subsidiaries, the Existing Autopal Companies or Autopal to comply with any applicable conditions or perform any obligations under any applicable

Law with respect to such incentives or benefits.
(l)    There no proceedings or Tax claims of any nature under the Indian Income Tax Act, 1961, as amended (the “Income Tax Act”), pending against Seller or any of the Asset Subsidiaries.
5.12    Environmental Matters. Except (i) for matters that would not reasonably be expected to result in material costs or liabilities to the Business and except as set forth in Section 5.12 of the Disclosure Schedule, (ii) as to the operations of VTYC, as to which no representation or warranty pursuant to this Section 5.12 is made, and (iii) as to Autopal, for matters in existence on, arising from or related to actions, conditions or circumstances prior to the Autopal Legacy Date (“Legacy Autopal Matters”):
(a)    the operations of the Business are, and for the past 5 years have been, in compliance with Environmental Laws, including compliance with all required Permits;
(b)    there has not been a Release of Hazardous Materials on the Real Property, or at any other location used by Seller for operation of the Business prior to the Closing Date, in amounts that could reasonably be expected to result in cleanup obligations or other liabilities under Environmental Laws;
(c)    no claims under Environmental Laws that remain unresolved have been asserted in writing against any Visteon Operating Company; and
(d)    Seller has made available to Buyer all documents in its possession or control relating to environmental conditions on the Real Property or otherwise relating to liabilities of the Business under Environmental Laws.
5.13    No Breach of Contract; No Violations of Law; No Prior Approval. The execution, delivery and performance of this Agreement or any Related Agreement and the consummation of the transactions contemplated hereby and thereby will not:
(a)    be a breach of or a default under (with due notice or lapse of time or both):
(i)    the applicable Governing Documents of Seller, the Asset Subsidiaries, the Existing Autopal Companies, the Stock Selling Subsidiaries or any member of the Stock Group (including VTYC);
(ii)    any agreement or instrument to which Seller, the Asset Subsidiaries, the Existing Autopal Companies, the Stock Selling Subsidiaries or any member of the Stock Group is a party (including the Contracts) or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Seller, the Asset Subsidiaries, the Existing Autopal Companies, the Stock Selling Subsidiaries or any member of the Stock Group thereunder, other than breaches or defaults that would not reasonably be expected to result in a Material Adverse Change to the Business; or
(iii)    any Law applicable to Seller, the Asset Subsidiaries, the Existing Autopal Companies, the Stock Selling Subsidiaries or any member of the Stock Group or the Transferred Assets, other than breaches or defaults that would not reasonably be expected to result in a Material Adverse Change to the Business;
(b)    violate any order, judgment or decree of any court or any governmental authority applicable to Seller, the Asset Subsidiaries, the Existing Autopal Companies, the Stock Selling Subsidiaries or any member of the Stock Group or any of the Transferred Assets;
(c)    create a Lien upon any of the Transferred Assets;
(d)     result in the cancellation, material modification, revocation or suspension of any Permit; or
(e)    require a filing with or Permit from any governmental authority, except any filing required by Antitrust

Law or any filing that would not reasonably be expected to be material to the Business.
5.14    Litigation.
(a)    Other than as set forth on Section 5.14(a) of the Disclosure Schedule, there is no pending or, to Seller’s Knowledge, threatened Proceeding relating to the Business or any of the Transferred Assets (other than as may apply to VTYC) as of the date hereof.
(b)    Except as set forth on Section 5.14(b) of the Disclosure Schedule, none of the Proceedings set forth in Section 5.14(a) of the Disclosure Schedule arose outside the ordinary course of the operation of the Business and there is adequate insurance coverage applicable with respect to such Proceedings.
(c)    There is no existing or, to Seller’s Knowledge, threatened order, writ, judgment, award or decree of any governmental authority or arbitrator that applies to the Business, the Stock or the Transferred Assets (other than as may apply to VTYC).
5.15    Finders, Brokers and Investment Bankers. Rothschild Inc. is the only broker or investment banker acting on behalf of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and Seller will pay its fees. No other broker, finder, financial advisor or investment banker who has acted on behalf of Seller has the right to receive any commission, finder’s fee or similar payment in connection with the transactions contemplated by this Agreement.
5.16    Absence of Changes. Except as set forth in Section 5.16 of the Disclosure Schedule or as expressly permitted by this Agreement, between the date of December 31, 2011 and the date of this Agreement, and except as to VTYC, as to which no representation or warranty pursuant to this Section 5.16 is made: (i) the Business has been operated in the ordinary course and in a manner consistent with past practice (ii) there has been no Material Adverse Change, and (iii) the Business has not sold or transferred any Transferred Assets, other than sales of Inventory in the ordinary course of business. Except as set forth in Section 5.16 of the Disclosure Schedule, between the date of December 31, 2011 and the date of this Agreement, no action has been taken (or has failed to be taken) that, if taken (or failed to be taken) after the date hereof, would constitute a violation of Section 7.1.
5.17    Permits. Except for those matters addressed by Section 5.12:
(a)    The Visteon Operating Companies have, and are in compliance in all material respects with, all Permits that are required to own the Transferred Assets and to conduct the Business as presently conducted.
(b)    To the Knowledge of Seller, no Permit is subject to any pending or threatened administrative or judicial proceeding to suspend, restrict, withdraw, terminate revoke, cancel or declare such Permit invalid in any respect.
5.18    Compliance with Laws. Except for those matters addressed by Section 5.12:
(a)    The Visteon Operating Companies have operated and conducted the Business in all material respects in accordance with all applicable Laws, regulations, orders and other requirements of all courts and other governmental authorities having jurisdiction over or otherwise applicable to a Visteon Operating Company or the Business.
(b)    Neither the ownership of the Transferred Assets nor operation of the Business as it is presently conducted violates any applicable order, Law or regulation (other than as may apply to VTYC).
(c)    No Visteon Operating Company has received any written notice from any governmental authority of any violation or any order, Law or regulation other than as may apply to VTYC.
(d)    Carplastic’s IMMEX Program has been operated and conducted, and complies, in all material respects with all applicable Laws.

(e)    The Visteon Operating Companies have complied in all material respects with Czech Republic law #418/2011, collection of laws, on the criminal liability of legal entities, as amended (the “Criminal Liability Act”). No Visteon Operating Company has received any written notice of the initiation of any criminal proceedings, and, to Seller’s knowledge, no criminal proceedings are threatened against any Visteon Operating Company under the Criminal Liability Act. No Visteon Operating Company has been held liable for any criminal acts, nor have any measures been initiated against any Visteon Operating Company, under the Criminal Liability Act.
5.19    No Undisclosed Liabilities; Stock Group Indebtedness.
(a)    Except (i) as set forth in the Financial Information, (ii) for Liabilities incurred since December 31, 2011 in the ordinary course of business consistent with past practice or (iii) as set forth in Section 5.19(a) of the Disclosure Schedule, following completion of the Autopal Restructuring, Autopal will have no Liabilities which, individually or in the aggregate, would reasonably be expected to be material to the Business.
(b)    As of the Closing Date, Autopal will not have any Indebtedness, other than Indebtedness between a member of the Stock Group, on the one hand, and Seller and its Affiliates, on the other hand, which will be satisfied in full at or prior to the Closing.
(c)    As of the Closing, Autopal will not hold any Liability or obligation other than (i) Liabilities or obligations that would be Assumed Liabilities pursuant to Section 3.1 if such liabilities or obligations were held by an Asset Subsidiary as of the Closing, or (ii) Liabilities set forth on Section 5.19(c) of the Disclosure Schedule relating to the Business to be transferred with the assets that were transferred to Autopal by the Existing Autopal Companies prior to the Closing in connection with the Autopal Restructuring pursuant to Section 2.4.
5.20    Employees; Labor Relations.
(a)    Each Visteon Operating Company, as the case may be, shall pay each Business Employee his salary or wages earned through the Closing Date and those liabilities shall be Retained Liabilities.
(b)    Except as set forth in Section 5.20(b) of the Disclosure Schedule, no Business Employee is covered by any collective bargaining agreement between a Visteon Operating Company and any labor organization or is covered by any labor agreement and, to Seller’s Knowledge, there are no activities and proceedings of any labor organization to organize any Business Employees who are not already covered by a collective bargaining agreement.
(c)    No Business Employees other than Business Employees of VTYC, as to which no representative or warranty pursuant to this Section 5.20(c) is made are currently engaged in any work stoppages, strikes, slowdowns or lockouts and, to Seller’s Knowledge, none is threatened and no Visteon Operating Company has experienced any work stoppages, strikes, slowdowns, material disputes or lockouts within the last three years by or with respect to the Business Employees.
(d)    The Business other than to the extent conducted by VTYC, as to which no representation or warranty pursuant to this Section 5.20(d) is made has no workers’ compensation proceedings other than standard, non-material, employee medical, temporary total, permanent partial and applications for increase in permanent partial disability benefits.
(e)    (i) The Visteon Operating Companies are in material compliance with all applicable Laws regarding employment practices with respect to Business Employees, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employee, and the collection and payment of withholding, social security and other Taxes, (ii) there are no material charges with respect to or relating to the Visteon Operating Companies pending before any national, state, local, or foreign agency responsible for the prevention of unlawful employment practices, and (iii) none of the Visteon Operating Companies has received written notice from any national, state, local, or foreign agency responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Visteon Operating Companies and to Seller’s Knowledge no such investigation is in progress.
(f)    Seller has provided to Buyer a list of all Business Employees (other than those employed by VTYC)

and has provided Buyer with the information listed below for each of those identified Business Employees and a copy of any agreement between Seller and any of those identified Business Employees.
(i)    job classification or title;
(ii)    location;
(iii)    base compensation;
(iv)    2010 bonus compensation, if any, and 2011 target bonus compensation; and
(v)    hire date.
(g)    When supplemented by the services available to Buyer under the Related Agreement, the Business Employees set forth in Section 5.20(f) of the Disclosure Schedule are, collectively, sufficient to, and have the capacity to, conduct the Business as presently operated by the Visteon Companies.
5.21    Employee Benefits.
(a)    Section 5.21(a) of the Disclosure Schedule lists each Business Employee Benefit Plan by a Visteon Operating Company with respect to the Business (a “Business Employee Benefit Plan”) and separately identifies each such plan maintained (i) primarily for Business Employees or (ii) by the Stock Group. Seller has made available to Buyer a copy or description of each Business Employee Benefit Plan (including any amendments thereto) and all material related agreements or contracts.
(b)    Each Business Employee Benefit Plan has been established, maintained, administered, and funded in all material respects according to its terms, the terms of any labor agreement, and the requirements of applicable Law. Each Business Employee Benefit Plan intended to qualify for special tax treatment meets all requirements for such treatment and nothing has occurred that could reasonably be expected to affect such treatment. Each Business Employee Benefit Plan required to be funded is fully funded on both a plan termination basis and a continuing operation basis.
(c)    There are no actions, suits, arbitrations or other proceedings (other than non-material, routine claims for benefits) with respect to the Business Employees and the Business Employee Benefit Plans, and to Seller’s Knowledge, none is threatened. No Business Employee Benefit Plan is the subject of any pending or, to the Seller’s Knowledge, threatened investigation or audit by any governmental authority.
(d)    All required payments (including all employer and employee contributions and insurance premiums) due under each Business Employee Benefit Plan as of the date of this Agreement have been made as required either by Law or under such Business Employee Benefit Plan.
(e)    With respect to Title IV of ERISA and Section 302 of ERISA:
(i)    the Visteon Operating Companies and their respective ERISA Affiliates have not incurred any liability thereunder that has not been satisfied in full; and
(ii)    no condition exists that presents a risk to the Visteon Operating Companies, the Buyer or any of their respective ERISA Affiliates of incurring a liability thereunder.
(f)    No Business Employee Benefit Plan that is a Pension Plan is (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA and the Visteon Operating Companies do not have, and are not reasonably expected to incur, any withdrawal liability under ERISA for any complete or partial withdrawal from any multiemployer plan contributed to by the Visteon Operating Companies or any ERISA Affiliate or (ii) subject to Section 412 of the Code or Title IV or Section 302 of ERISA. No Business Employee Benefit Plan provides retiree health, life or other welfare benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.
(g)    Except as provided in Article 11, neither the execution and delivery of this Agreement nor the consummation of transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Business Employee, entitle any Transferred Employee to severance pay, unemployment compensation or any other payment or result in any breach or violation of, or a default under, any of the Business Employee Benefit Plans.
(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) cause Buyer or its Affiliates to incur any liabilities under Title IV of ERISA or Section 4980B of the Code. Except as provided in Article 11, no event has occurred in connection with any Employee Benefit Plan that has, will or may reasonably result in any liability for which Buyer or its Affiliates may be responsible, whether by operation of Law, by contract or otherwise.
5.22    Insurance. Section 5.22 of the Disclosure Schedule sets forth a complete and correct list of all policies of insurance that are owned or held by Seller, the Stock Selling Subsidiaries, the Existing Autopal Companies, the Asset Subsidiaries, Autopal or any Visteon Operating Company (other than VTYC, as to which no representation or warranty pursuant to this Section 5.22 is made) to the extent it is insuring the Business, the Transferred Assets or the Assumed Liabilities (the “Insurance Policies”). The insurance provided under the Insurance Policies is in such amounts and with such deductibles as are set forth in Section 5.22 of the Disclosure Schedule. As of the date of this Agreement, the Insurance Policies are in full force and effect, and all premiums due and payable thereon have been paid in full, and no written notice of cancellation or termination has been received with respect to any such Insurance Policy (which has not been replaced on substantially similar terms prior to the date of such cancellation). There are no pending claims under the Insurance Policies by any of Seller, the Stock Selling Subsidiaries, the Existing Autopal Companies, the Asset Subsidiaries, any member of the Stock Group or any Visteon Operating Company as to which the insurers have denied or disputed liability except for such claims which would not be reasonably likely to be, either individually or in the aggregate, material to the Business, taken as a whole.
5.23    Inappropriate Payments. The Seller, the Existing Autopal Companies, the Asset Subsidiaries, the Stock Selling Subsidiaries, Autopal, the Visteon Operating Companies and to Seller’s Knowledge, VTYC, and, to Seller’s Knowledge, its and their respective officers, directors, employees, agents, Affiliates or representatives have complied with all applicable anti-corruption or anti-bribery laws of federal, state, local and foreign governments (and all agencies thereof) with respect to the operation of the Business or the ownership of the Transferred Assets, including the FCPA and article 222 and 222 bis of the Mexican Federal Criminal Code and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply.
5.24    DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE TRANSFERRED ASSETS AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE TRANSFERRED ASSETS OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION, THE MAQUILA ASSETS AND THE MEXICAN ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH TRANSFERRED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF.

 ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer makes the following representations and warranties to Seller:
6.1    Organization, Existence and Standing of Buyer. Each Buyer and each of Buyer’s Affiliates that will receive

Assets or directly acquire Stock as part of the Transaction (“Buyer Affiliates”) are corporations or other entities duly organized and validly existing under the Laws of the jurisdiction of their incorporation and have full corporate or other power and authority to:
(a)    own or lease its assets; and
(b)    carry on its business as it is now conducted.
6.2    Corporate Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to carry out is obligations hereunder and thereunder. Buyer has taken all corporate or similar actions needed to execute, deliver and consummate this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder, and no other proceedings or actions on the part of it is necessary to authorize such execution, delivery and performance. This Agreement has been, and the Related Agreements when executed will be, duly executed by Buyer and constitute the legal, valid and binding obligations of Buyer and Buyer Affiliates, as applicable, except as applicable bankruptcy, insolvency, reorganization or similar Laws relating to enforcement of creditors’ rights and remedies or other equitable principles limit enforceability.
6.3    No Breach of Contract; No Violations of Law; No Prior Approval. The execution, delivery and performance of this Agreement or any Related Agreement and the consummation of the transactions contemplated hereby and thereby will not:
(a)    be a breach of or a default under (with due notice or lapse of time or both):
(i)    Buyer’s applicable Governing Documents;
(ii)    any agreement or instrument to which Buyer is a party, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Buyer thereunder, other than breaches or defaults that would not reasonably be expected to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement; or
(iii)    any Law applicable to Buyer, other than breaches or defaults that would not reasonably be expected to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement;
(b)    violate any provision of Law, or any order, judgment or decree of any court or any governmental authority applicable to Buyer;
(c)    create a Lien upon any of the Transferred Assets; or
(d)    require a filing with or Permit from any governmental authority, except any filings or Permits the failure to make or obtain that would not reasonably be expected to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.
6.4    Litigation. There is no pending, or to Buyer’s knowledge, threatened Proceeding relating to Buyer that would, if adversely determined, result in a Buyer Material Adverse Change.
6.5    Finders, Brokers and Investment Bankers. Citigroup Global Markets Inc. is the only broker or investment banker acting on behalf of Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement and Buyer will pay its fees. No other broker, finder, financial advisor or investment banker who has acted on behalf of Buyer has the right to receive any commission, finder’s fee or similar payment in connection with the transactions contemplated by this Agreement.
6.6    Financing.

(a)    Section 6.6(a) of the Disclosure Schedule sets forth true, accurate and complete copies of the executed debt commitment letters dated on or about the date hereof among Buyer and Citigroup Global Markets Asia Limited, Export Import Bank of India, Bank of Baroda, ICICI Bank Limited and Bajaj Finance Limited (the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the parties thereto have committed to provide the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement and the Related Agreements (the “Debt Financing”).
(b)    The Debt Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect, except for any such amendments, supplements or modifications which are not material and which are not adverse to Seller. No withdrawal, termination, amendment or modification is contemplated by Buyer, or to Buyer’s knowledge, the parties to the Debt Financing. The Debt Commitment Letters, in the forms so delivered, are legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). There are no other agreements, side letters or arrangements relating to the Debt Commitment Letters, other than fee letters with the parties to the Debt Commitment Letters that address solely the fees payable by Buyer in connection with the Debt Financing and any “market flex” arrangements, nor are there any agreements, side letters or arrangements that could adversely affect or impair the availability of the Debt Financing. Buyer has fully paid any and all commitment fees or other fees required (if any) by the Debt Commitment Letters required to be paid on or before the date of this Agreement. The conditions precedent to the obligations of the parties to the Debt Commitment Letters to make the Debt Financing available to Buyer on the terms therein consist solely of the conditions expressly set forth in the Debt Commitment Letters. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article 5 hereto, Buyer does not know of any facts or circumstances that may be expected to result in Buyer's inability to satisfy any of the conditions to closing set forth in the Debt Commitment Letters to be satisfied by Buyer on or before the Closing Date. As of the date of this Agreement, to the knowledge of Buyer no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Debt Commitment Letters.
(c)    The aggregate proceeds from the Debt Financing constitute all of the financing required by Buyer for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Buyer’s obligations under this Agreement in an amount sufficient to consummate the transactions contemplated by this Agreement and the Related Agreements.
6.7    Acknowledgement of Buyer. In connection with Buyer’s investigation of the Business and the Transferred Assets, Buyer has received from or on behalf of Seller certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information of the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that, except in respect of cases involving fraud, Buyer shall have no claim against Seller, the Asset Subsidiaries, the Existing Autopal Companies, the Stock Selling Subsidiaries, any member of the Stock Group, any of their respective Affiliates or any other Person with respect thereto. Accordingly, Seller makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer has not relied thereon.
6.8    DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, BUYER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT.

ARTICLE 7
COVENANTS OF SELLER
7.1    Operating the Business.

(a)    Except as set forth on Section 7.1 of the Disclosure Schedule, Seller shall, and shall cause the Visteon Operating Companies to (or in the case of VTYC, use commercially reasonable efforts to cause VTYC to) (i) conduct the operations of the Business in the ordinary course and in substantially the same manner as they have previously been conducted (and in accordance with applicable budgets) and (ii) to use its commercially reasonable efforts to preserve intact its Business organization, assets, and relationships with Third Parties related to the Business and keep available the services of the present key employees of the Business, in each case, during the period from the date of this Agreement until the Closing Date. Notwithstanding the foregoing, the Visteon Operating Companies are permitted to use any cash, cash equivalents, and other short term liquid investments of the Business to pay dividends or distributions, repay loans, or other payments to its Affiliates.
(b)    From the date of this Agreement until the Closing Date, Seller shall cause the Visteon Operating Companies to (or in the case of VTYC, use commercially reasonable efforts to cause VTYC to), not take any of the following actions relating to the Transferred Assets:
(i)    other than in connection with the Autopal Restructuring, enter into, materially amend or terminate any Material Contract, or waive, release or assign any material rights or material claims thereunder;
(ii)    other than in connection with the Autopal Restructuring, transfer, sell, lease, sublease or otherwise grant any right to use or occupy, or grant any option to transfer, sell, sublease or lease, or grant any security interest in, or otherwise create or permit any material Lien (other than a Real Property Permitted Exception) in or on any of the Real Property;
(iii)    other than in connection with the Autopal Restructuring, (A) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any member of the Stock Group or any Stock Selling Subsidiary or (B) adjust, split, combine or reclassify, or subject to recapitalization, any equity securities of any member of the Stock Group or any Stock Selling Subsidiary, in each case to the extent that such member of the Stock Group or any Stock Selling Subsidiary is not a direct or indirect wholly owned Subsidiary of Seller following such transaction;
(iv)    other than in connection with the Autopal Restructuring, merge or consolidate any member of the Stock Group or any Asset Subsidiary with any other Person, or restructure, recapitalize, reorganize or adopt any other corporate or legal entity reorganization, otherwise alter its legal structure or form or completely or partially liquidate any member of the Stock Group or any Asset Subsidiary;
(v)    dissolve or liquidate or permit or allow the filing of a petition for relief under any bankruptcy provisions of applicable Law;
(vi)    except as required by applicable Law or the terms of any Business Employee Benefit Plan or Material Contract as in effect on the date hereof, (A) grant, pay, announce or accelerate (including accelerate the vesting of) any incentive awards, retention or other bonus, equity-based or similar compensation or severance or termination pay or grant or announce any increase in the salaries, bonuses or other compensation and benefits payable to any Business Employee (other than non-material annual, promotion-related or merit-based increases in salary and/or bonus in the ordinary course of business consistent with past practice with respect to employees who are not officers), (B) increase the benefits under any Business Employee Benefit Plan, (C) amend or terminate any Business Employee Benefit Plan; provided that the renewal of an expiring Business Employee Benefit Plan on substantially the same terms shall not be prohibited by this clause (C,) (D) extend an offer of employment to, or hire, any Person for a vice president or more senior position, or any position with an annual “all-in” compensation target equal to or greater than $150,000 (other than offers of employment made to fill vacancies in the ordinary course of business consistent with past practice) to regularly and consistently provide services to the Business or terminate any key employee to the Business (other than a termination for cause) or (E) establish, adopt or enter into any additional employee benefit plan, policy, agreement, or arrangement that would be a Business Employee Benefit Plan if it were in existence on the date hereof;
(vii)    other than in connection with the Autopal Restructuring, transfer, sell, lease, dividend, grant an exclusive license in respect of, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or subject to any Lien any asset of the Business or disclose any of their material trade secrets, other than dispositions of Inventory in the ordinary course of business consistent with past practice or dividends of cash from a member of the Stock Group to a Stock Selling Subsidiary;
(viii)    commence, settle or compromise any Proceeding or threatened Proceeding that, individually or in the aggregate, would be reasonably expected to adversely affect in a material way the post-Closing operation of the Business or business of Buyer or any of its Affiliates;
(ix)    except as required by applicable GAAP, CAS, IFRS or other applicable accounting standards or by applicable Law, change any of their material accounting principles or practices;
(x)    amend any previously filed Tax Return, or make, change or revoke any election or method of accounting with respect to Taxes;
(xi)    cause any member of the Stock Group to enter into a new line of business; or
(xii)    agree in writing or otherwise to do any of the foregoing actions contained in this clause (b).
7.2    Access; Furnishing Information.
(a)    From the date hereof through to the Closing, Seller shall permit (and shall use commercially reasonable efforts to cause VTYC to permit) Buyer and its Affiliates, through its respective officers, employees, counsel, accountants, consultants, financing sources and other representatives, to the extent not prohibited by applicable Law, to have reasonable access during regular business hours, on reasonable prior written notice and in a manner so as not to unreasonably interfere with the normal operations of the Business, to the books and records, contracts, properties, facilities, accounts, consultants, advisors, management and personnel of Seller, the Stock Selling Subsidiaries and the Visteon Operating Companies, in each case related to the Business, as Buyer may reasonably request. Seller and Buyer and their respective employees and representatives shall cooperate with the other’s employees and representatives, as the case may be, in connection with such access. Any such access shall be subject to the terms and conditions of the Confidentiality Agreement.
(b)    Seller shall make available to Buyer, from time to time as Buyer may reasonably request, copies of those records retained by Seller, the Asset Subsidiaries, the Existing Autopal Companies or the Stock Selling Subsidiaries relating to the Business that are reasonably required for Buyer to:
(i)    defend against or assert claims related to the conduct of the Business by Seller, the Asset Subsidiaries, the Existing Autopal Companies or the Stock Selling Subsidiaries prior to the Closing Date; and
(ii)    to handle tax and financial audits involving the Business.
(iii)    This obligation shall continue until the fifth (5th) anniversary of the Closing Date and, in the case of records that may reasonably be required to handle tax audits or Environmental Claims, until expiration of the applicable statute of limitations.
(iv)    Buyer shall hold these records in confidence, except to the extent disclosure thereof is required to defend or assert these claims and to handle these audits, and return them to Seller, the Asset Subsidiaries, the Existing Autopal Companies or the Stock Selling Subsidiaries, as the case may be, promptly upon the conclusion of their use by Buyer.
(c)    Upon Buyer’s reasonable request, Seller shall use commercially reasonable efforts to arrange for Buyer to contact or meet any client, customer (including the five largest (by revenue) customers of the Business), supplier (including the five largest (by dollar amount) BOM suppliers of the Business), distributor, or other material business relation of any Visteon Operating Company or Stock Selling Subsidiary or any labor union, in each case, regarding the Business and Seller shall use commercially reasonable efforts to participate in all calls and other contacts and attend in person meetings. For the avoidance of doubt, prior to the Closing Buyer shall not contact any client, customer, supplier, distributor or other material business relation of any Visteon Operating Company or Stock Selling Subsidiary or any labor union regarding the Business except pursuant to a request made in accordance with this Section 7.2(c).
7.3    Eliminating Intercompany Items. Before the Closing, Seller shall cause all payables, receivables, liabilities, and other obligations between the Business, on the one hand, and Seller and its Affiliates, on the other hand, to be eliminated, except pursuant to a Related Agreement or to the extent described on Section 7.3 of the Disclosure Schedule.
7.4    Covenant Not to Compete or Solicit.
(a)    From the Closing Date until the fifth (5th) anniversary of the Closing Date, Seller may not, and shall cause each Noncompetition Party not to, directly or indirectly participate or engage in any manner in (including through the control of an entity that, directly or indirectly, is primarily engaged in) the design, development, manufacture, marketing or sale of automotive exterior lighting products, automobile interior lighting products (excluding any lighting components provided as part of another device, such as a speedometer or radio), and non-automobile lighting, including front lighting systems, rear lighting systems and auxiliary lamps, reflectors, front and rear side markers, license lamps and back-up lamps (“Competitive Business”) in any of the jurisdictions listed on Section 7.4(a) of the Disclosure Schedule. Effective as of the Closing Date, neither Seller nor any Noncompetition Party shall use “Visteon” or any confusingly similar name in conjunction with the word “Lighting” for any purpose. Notwithstanding the foregoing, Seller or any Noncompetition Party may:
(i)    continue to design, manufacture, develop or sell electronics control modules, lighting components and lighting subcomponents, or market or perform component and subcomponent assembly, whether or not marketed to, performed for or used in a Competitive Business;
(ii)    continue any type of business currently conducted by it that is not a Competitive Business or part of the Business, without any limitation as to jurisdiction;
(iii)    continue to hold a non-controlling interest in each entity listed on Section 7.4(a)(iii) of the Disclosure Schedule without regard to whether that entity or its affiliates are engaged in a Competitive Business;
(iv)    make an equity investment in any company that at the time of such equity investment or thereafter conducts a Competitive Business, if that investment (A) does not result in a greater than 35% equity ownership in such company, and (B) such company (or any of such company’s Affiliates) does not, at the time of such equity investment or following such equity investment, utilize the Visteon Marks or Seller’s or any Noncompetition Party’s technology;
(v)    acquire any Person that conducts a Competitive Business if either:
(A)    in the calendar year prior to the acquisition, the consolidated revenues of that Person (“Target”) from its Competitive Business do not constitute (1) more than 20% of the total consolidated revenues of Target, and (2) more than 5% of the sum of (x) Seller’s total consolidated revenues in the calendar year prior to the acquisition, plus (y) Target’s total consolidated revenues in the calendar year prior to the acquisition; or
(B)    (i) the Noncompetition Party uses commercially reasonable efforts to transfer the portion of the acquired business that constitutes a Competitive Business within 12 months from the consummation of such acquisition and (ii) by 18 months after the consummation of such acquisition, the Noncompetition Party transfers the portion of the acquired business that constitutes a Competitive Business. The Noncompetition Party may determine the terms and conditions of the transfer in its sole discretion; or
(vi)    hold and make passive indirect investments, through a publicly traded mutual fund or similar investment, in publicly traded securities or other equity interests; provided that (a) Seller and the Noncompetition Parties do not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such investment and (b) the equity interests of Seller and the Noncompetition Parties in any such passive indirect investment do not exceed five percent (5%) of the outstanding shares or interests in any Competitive Business and Seller.

(b)    From the date of this Agreement until the third (3rd) anniversary of the Closing Date, Seller may not, and shall cause each Noncompetition Party not to, directly or indirectly, induce or attempt to induce to leave the employ of Buyer or any of its Affiliates, or solicit, employ, hire or engage, or attempt to employ, hire or engage as a consultant, any of the Business Employees set forth on Section 7.4(b) of the Disclosure Schedule; provided that neither (i) generalized searches through media advertisement or employment firms in each case that are not directed to such personnel nor (ii) hiring or solicitation of such individuals following a termination of employment or notification of termination of employment shall constitute a violation of the foregoing.

 ARTICLE 8
COVENANTS OF BUYER
8.1    Making Records and Personnel Available.
(a)    Following the Closing Date, from time to time as Seller, the Asset Subsidiaries or Stock Selling Subsidiaries may reasonably request, Buyer shall make available to Seller, the Asset Subsidiaries, the Stock Selling Subsidiaries and the Existing Autopal Companies such employees of the Business and copies of the records transferred to Buyer to the extent maintained or in the possession or control of Buyer for the sole purposes of allowing Seller, the Asset Subsidiaries, the Stock Selling Subsidiaries and the Existing Autopal Entities (i) to defend against or assert claims related to the conduct of the Business by Seller, the Asset Subsidiaries, the Stock Selling Subsidiaries and the members of the Stock Group prior to the Closing Date; and (ii) to handle tax and financial audits involving the Business.
(b)    This obligation will continue until the fifth (5th) anniversary of the Closing Date and, in the case of records and personnel that may reasonably be required to handle tax audits and employee claims, until expiration of the applicable statute of limitations.
(c)    All such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, and returned to Buyer promptly upon the conclusion of its use by Seller, the Asset Subsidiaries and the Stock Selling Subsidiaries, as the case may be. Notwithstanding anything to the contrary in this Agreement, (A) Buyer shall not be required to disclose any information if such disclosure would be reasonably likely to jeopardize any attorney-client privilege or other legal privilege, (B) any such access provided to Seller, the Asset Subsidiaries or Stock Selling Subsidiaries pursuant to this Section 8.1 shall be conducted at the expense of the requesting entity, in accordance with applicable Law (including any applicable antitrust, bank regulatory or competition Law), fiduciary duty or any binding agreement entered into prior to the date hereof, at a reasonable time, under the supervision of Buyer’s personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Buyer and its Affiliates and (C) Buyer will not be required to provide to Seller, the Asset Subsidiaries or Stock Selling Subsidiaries access to or copies of any records or files (including, but not limited to, any personnel file of any employee of Buyer or any of its Affiliates) the disclosure of which could subject Buyer or any of its Affiliates to risk of liability or violation of applicable Law.

ARTICLE 9
MUTUAL COVENANTS
9.1    Efforts to Consummate; HSR Act and Other Filings.
(a)    Subject to the terms and conditions herein provided, each of Seller, Stock Selling Subsidiaries, Asset Subsidiaries and Buyer shall use, and Seller shall cause the Asset Subsidiaries to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.
(b)    Prior to the Closing, each of Seller, the members of the Stock Group, the Stock Selling Subsidiaries, the Asset Subsidiaries and Buyer shall use, and Seller shall cause the Asset Subsidiaries to use, commercially reasonable efforts to obtain, and to cooperate with each other, upon each other’s request, in any reasonable manner in connection with one of such party’s obtaining, any consents and waivers with respect to the transactions contemplated hereby in connection with any Contract or any other consents and approvals as are necessary in connection with the transactions contemplated hereby; provided, that in connection with obtaining any consent, Seller, any Stock Selling Subsidiary, member of the Stock Group or any Asset Subsidiary shall not make or agree to make any material payment, divestiture or undertaking or grant any material accommodation that will adversely affect Buyer or its Affiliates (including the members of the Stock Group) after the Closing without the prior written consent of Buyer.
(c)    In connection with the transactions contemplated by this Agreement, Seller and Buyer shall prepare and file the following filings within twenty (20) Business Days after this Agreement is signed (unless a filing is required by applicable Law to be made by an earlier date, in which case Seller and Buyer shall prepare and file such filing by such earlier date):
(i)    any filings set forth on Section 9.1(c)(i) of the Disclosure Schedule to the extent required under any Antitrust Laws (“Antitrust Filings”); and
(ii)    any other filings set forth on Section 9.1(c)(ii) of the Disclosure Schedule required to be made under any other applicable Law (“Other Filings”).
Seller and Buyer shall use commercially reasonable best efforts to obtain an early termination of any applicable waiting period under the Antitrust Filings and Other Filings and to resolve any objections asserted by any Antitrust Authority regarding the transactions contemplated by this Agreement. Without limiting the foregoing, in no event shall Buyer be required to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any material entity, asset or facility of Buyer or any of its Affiliates (including any Affiliate of Buyer after the Closing (including the members of the Stock Group)) or (B) terminate, amend or assign existing relationships and contractual rights and obligations, in each case to the extent any of the actions set forth in clauses (A) through (B) above, individually or in the aggregate, would reasonably be likely to materially impair the ability of Buyer or any of its Affiliates (including the members of the Stock Group) to continue to conduct their respective businesses (including the Business) following the Closing substantially in the manner conducted immediately prior to the Closing (after giving effect to any changes relating to the Business as contemplated by this Agreement and the Related Agreements).
(d)    Seller and Buyer shall:
(i)    supply the other with any information needed to make the Antitrust Filings or Other Filings;
(ii)    notify the other promptly if they receive:
(A)    comments in connection with the Antitrust Filings or Other Filings; or
(B)    requests for amendments or supplements to the Antitrust Filings or Other Filings or for additional information;
(iii)    supply the other with copies of all correspondence with a government official about the transactions contemplated by this Agreement, the Antitrust Filings or Other Filings;
(iv)    respond as promptly as practicable to inquiries or requests made by a governmental authority relating to the transactions contemplated by this Agreement, the Antitrust Filings or Other Filings;
(v)    cause all documents that it files to comply in all material respects with all applicable requirements of Law; and
(vi)    promptly inform the other if an event occurs that requires an amendment or supplement to the Antitrust Filings or Other Filings and cooperate with each other in filing the amendment or supplement.
(e)    Seller and Buyer shall each pay one half (1/2) of all filing fees required in connection with the Antitrust Filings or Other Filings.

9.2    Payments and Communications Received. Each Party shall promptly deliver to the other any cash, checks with appropriate endorsements (using their best efforts not to convert checks into cash), or other property or communications that it receives that belongs to the other Party, including any payments of accounts receivable and insurance proceeds.
9.3    Further Assurances. Each Party shall, at its own expense, execute and deliver such other instruments of conveyance and transfer the other Party reasonably requests to effectuate the transactions contemplated by this Agreement, the Related Agreements or the Autopal Restructuring.
9.4    Preparation and Filing of Tax Returns; Payment of Taxes.
(a)    For any taxable period ending on or before the Closing Date, Seller shall submit the Tax Returns for Autopal (and any additional information regarding those Tax Returns as may reasonably be requested by Buyer) to Buyer (and Autopal) for filing at least thirty (30) calendar days in advance of the due date of the filing to allow Buyer and Autopal to review, comment, and object to the Tax Return based on Buyer’s reasonable review.
(i)    All Autopal Tax Returns for taxable periods ending on or before the Closing Date shall be prepared in a manner consistent with historical practice, except to the extent otherwise required by Law.
(ii)    In the event of any objection by Buyer with respect to Autopal Tax Returns for taxable periods ending on or before the Closing Date, Buyer and Seller shall negotiate in good faith in an attempt to resolve the objection to the reasonable satisfaction of both parties and, if they are unable to resolve the dispute within five (5) Business Days, Buyer shall cause Autopal to file the disputed Tax Return in the manner prescribed by Seller; except if Buyer is advised by counsel that the filing of any Tax Return and the reporting on that Tax Return in the manner proposed by Seller may subject Buyer to any penalties, Buyer may cause Autopal to file that Tax Return in a manner which shall be as consistent as possible with the position taken by Seller but which would not subject Buyer or Autopal to a material risk of the imposition of penalties in the view of Buyer’s counsel.
(iii)    Seller shall make or cause to be made all payments required with respect to any Tax Returns referred to in this Section 9.4(a). Buyer shall promptly reimburse Seller for the amount of any taxes paid by Seller to the extent those Taxes are attributable (as determined under Section 9.5 hereof) to taxable periods (or portions thereof) beginning after the Closing Date.
(b)    Except as otherwise provided by Section 9.4(e), Buyer shall be responsible for the preparation and filing of all other Tax Returns for the Business that are due after the Closing Date and that are not legally required to be filed by Seller, including all Tax Returns related to Mexican Taxes related to customs, IMMEX Program compliance, and foreign trade related matters. Buyer shall make all payments required with respect to those Tax Returns, provided that Seller shall be responsible for the portion of those Taxes as required by Section 9.5 of this Agreement.
(c)    Any Tax Return to be prepared and filed for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prepared on a basis consistent with the last previous similar Tax Return and in a manner consistent with applicable Law.
(i)    Buyer shall consult with Seller concerning each Tax Return for a Straddle Period.
(ii)    Buyer shall provide Seller with a copy of each proposed Tax Return (and any additional information regarding that Tax Return as may reasonably be requested by Seller) at least twenty (20) days prior to the filing of that Tax Return.
(d)    Buyer shall be responsible for the payment of any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer or Buyer’s Affiliates occurring after the Closing on the Closing Date.
(e)    Seller shall be responsible for the preparation and filing of all Tax Returns for Seller for all periods (including the consolidated, unitary, and combined Tax Returns for Seller) which include the operations of the Business for any period (or portion thereof).
9.5    Allocation of Certain Taxes.
(a)    Buyer and Seller agree that if Seller or Autopal is permitted but not required under applicable foreign, state, or local Tax Laws to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat the Closing Date as the last day of a taxable period and make all applicable elections under such Tax Laws required to achieve such treatment.
(b)    Any Taxes for a Straddle Period shall be paid by Buyer to the relevant Taxing Authority, and the Taxes for that period shall be apportioned for purposes of Section 9.4 between Seller and Buyer based on the provisions of Section 9.5(c) hereof.
(c)    For purposes of this Agreement:
(i)    Seller shall retain all obligations and liabilities for Taxes with respect to the Transferred Assets and the Business related to any period (or portion thereof) that ends on or before the Closing Date (“Pre-Closing Period”);
(ii)    Buyer shall be responsible for all obligations and liabilities for Taxes related to any period (or portion thereof) that ends after the Closing Date;
(iii)    In the case of any income, sales or gross receipts (or similar) Taxes of Autopal that are payable with respect to a Straddle Period, the portion of the Taxes relating to a Pre-Closing Period shall be determined on the basis of a closing of the books and records of Autopal as of the Closing Date.
(iv)    In the case of any Taxes with respect to the Transferred Assets of the Business (including Taxes other than income, sales, gross receipts, or similar Taxes of Autopal) that are payable with respect to a Straddle Period:
(A)    the portion of Taxes relating to a Pre-Closing Period shall be equal to the product of all Taxes that are payable with respect to a Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period from the commencement of the period through and including the Closing Date and the denominator of which is the number of days in the Straddle Period; except that,
(B)    appropriate adjustments shall be made to reflect specific events that can be identified and allocated as occurring on or prior to the Closing Date or occurring after the Closing Date.
9.6    Refunds and Carrybacks.
(a)    Seller shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of Autopal attributable to taxable periods ending (or deemed pursuant to Section 9.5(c) to end) on or before the Closing Date, including any credit attributable to any overpayment of estimated Taxes paid by Autopal on or prior to the Closing Date to the extent such overpayment of estimated Taxes exceeds the liability for such Tax allocated to Seller under Section 9.5(c).
(b)    Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of Autopal attributable to taxable periods beginning (or deemed pursuant to Section 9.5(c) to begin) after the Closing Date.
(c)    Buyer shall promptly forward to, or reimburse, Seller for any refunds (including any interest paid thereon) or credits due Sellers after receipt thereof, and Seller shall promptly forward to Buyer or reimburse Buyer for any refunds (including any interest paid thereon) or credits due Buyer after receipt thereof.

(d)    Buyer and Seller agree that, with respect to any Tax, Autopal shall not carry back any item of loss, deduction, or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date.
9.7    Cooperation on Tax Matters; Tax Audits.
(a)    Buyer and Seller and their respective Affiliates shall cooperate (and, in the case of VTYC, Seller shall use its commercially-reasonable efforts to cause VTYC to cooperate) in the preparation of all Tax Returns for any Tax periods for which any of them could reasonably require the assistance of the other in obtaining any necessary information.
(i)    Cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of those Tax Returns, and furnishing other information within that party’s possession requested by the party filing the Tax Returns as is relevant to their preparation.
(ii)    Cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Business, and providing copies of all relevant Tax Returns to the extent related to the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested party may possess.
(iii)    Buyer and Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.
9.8    Tax Audits.
(a)    Each of Seller and the Asset Subsidiaries, as applicable, shall have the right, at its own expense, to control any audit or examination by any Taxing Authority (“Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Business.
(b)
(i)    Except as provided in Section 9.8(b)(ii), Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business; except that, with respect to any state, local, or foreign Taxes for any Straddle Period, Buyer shall consult with Seller with respect to the resolution of any issue that would affect any Seller or Asset Subsidiary, and not settle that issue, or file any amended Tax Return relating to a Straddle Period, without the consent of Seller or the affected Asset Subsidiary, which may not be unreasonably withheld. In addition, (i) Seller and the affected Asset Subsidiary shall have the right, at their own expense, to participate in any such Tax Audit and (ii) Buyer shall promptly inform Seller and the affected Subsidiary, of any meeting or other proceeding relating to such Tax Audit, shall provide Seller and the affected Asset Subsidiary with copies of any proposed written submission to the relevant Taxing Authority relating to such Tax Audit at least ten (10) days prior to submission, and shall consider in good faith any suggestions made by Seller or the affected Asset Subsidiary, with respect to such submission.
(ii)    In the event of any Tax Audit for a Straddle Period in which Seller or an Asset Subsidiary has at issue a larger amount of Taxes for which it is responsible than Buyer, Seller and the affected Asset Subsidiary shall have the right, at their own expense, to control the conduct of such Tax Audit, provided that Seller and the affected Asset Subsidiary shall consult with Buyer with respect to the resolution of any issue that would affect Buyer, and not settle that issue, or file any amended Tax Return relating to that issue, without the consent of Buyer, which may not be unreasonably withheld.

(c)    Where consent to a settlement is withheld by Seller pursuant to this Section, Seller may continue or initiate any further proceedings at its own expense, provided that any liability of Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had Seller not withheld its consent.
9.9    Visteon Marks. Buyer acknowledges and agrees that it does not have and, upon consummation of the transactions contemplated by this Agreement, will not have, any right, title, interest, license or other right to use the Visteon Marks, except as provided in the PRTLA.
9.10    Disclosure Generally. Headings in the Disclosure Schedule have been inserted for convenience of reference only and shall not be deemed to affect or alter the express description of the representations and warranties contained in this Agreement. Any information set forth in any Disclosure Schedule or incorporated in any section of this Agreement shall be considered to have been set forth in each other Disclosure Schedule to the extent such information is disclosed in a way as to make its relevance to the information called for by such other section reasonably clear on its face. The inclusion of information in the Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to Seller, the Asset Subsidiaries, the Stock Selling Subsidiaries, the Stock Group or the Business. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.
9.11    Financing Activities
(a)    Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Financing and the Debt Commitment Letters, (ii) arrange and obtain the proceeds of the Debt Financing on terms and conditions described in the Debt Commitment Letters, (iii) enter into definitive financing agreements with respect to the Debt Financing, so that such agreements are in effect on the Closing Date, (iv) satisfy on a timely basis all conditions and covenants in the Debt Commitment Letters to be satisfied by Buyer, and (v) consummate the Debt Financing at the Closing. Buyer shall (upon request) keep Seller reasonably informed of material developments in respect of the Debt Financing process relating to this transaction. Without Seller’s prior written approval, prior to the Closing Buyer shall not amend, supplement or modify, or agree to amend, supplement or modify, the Debt Commitment Letters, in any manner that would reasonably be expected to materially impair, delay or prevent the funding of the Debt Financing or the occurrence of the transactions contemplated under this Agreement.
(b)    In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letters (or any definitive financing agreement relating thereto), (i) Buyer shall promptly notify Seller and (ii) Buyer shall use its commercially reasonable efforts until the Termination Date to arrange to obtain any such portion from alternative sources (on terms, which in the aggregate, are not less favorable to Buyer) (the “Alternative Financing” and, together with the Debt Financing, the “Financings”), as promptly as practicable following the occurrence of such event, including by entering into definitive agreements with respect thereto. Buyer shall keep Seller reasonably informed on a current basis in reasonable detail of the status of Buyer’s efforts to arrange or obtain the proceeds of the Debt Financing.
(c)    Prior to the Closing, Seller shall, and shall cause its Subsidiaries and Affiliates to, and shall use commercially reasonable efforts to cause its Affiliates’ and Subsidiaries’ respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) to, provide to Buyer such cooperation with the Financings as may be reasonably requested by Buyer, which cooperation shall include (provided, that such requested cooperation does not (x) interfere with the ongoing operations of Seller and its Affiliates, (y) cause any representation, warranty or covenant in this Agreement to be inaccurate or breached or (z) cause any Closing condition set forth in Article 10 to fail to be satisfied), but not be limited to:
(i)    participation in a reasonable number of meetings, presentations, due diligence sessions;

(ii)    as promptly as reasonably practicable, furnishing Buyer and its Financings sources with financial and other information regarding the Business;
provided, that, none of Seller or any of its respective Subsidiaries or Affiliates shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financings prior to the Closing. Buyer acknowledges and agrees that neither Seller nor any of its respective Affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Financings that Buyer may raise in connection with the transactions contemplated by this Agreement.
(d)    Buyer shall promptly, upon Seller’s request, reimburse Seller for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by Seller or any of its Affiliates in connection with the cooperation of Seller contemplated by Section 9.11(c) and shall indemnify and hold harmless Seller, its Affiliates and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or any Alternate Financing and any information used in connection therewith.
9.12    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payments under any provision of U.S. federal, state, local and/or non-U.S. Tax law, and to the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller. Buyer shall provide Seller notice of any anticipated amounts to be withheld under this Section 9.12 at least 10 calendar days in advance of the Closing Date. Prior to Closing, Buyer and Seller shall negotiate in good faith to attempt to minimize or avoid any amounts being withheld under this Section 9.12, including by potentially restructuring all or a portion of the transactions contemplated by this Agreement in a manner that is not materially disadvantageous to Buyer. Buyer and Seller currently anticipate that withholding will be required by China with respect to the sale of the shares of VTYC and that no additional withholding will be required in connection with the transactions contemplated by this Agreement. This conclusion is based on the assumption that each of the entities acquiring the Transferred Assets will be a legal entity resident in the same country as that of the Visteon Sale Entity from which it is purchasing the applicable Transferred Assets, except that the Maquila Assets and some or all of the Intellectual Property, will be acquired by a legal entity resident in the Czech Republic. In the event that Buyer proposes a change to this acquisition structure, and such change results in the imposition of a withholding Tax that would not otherwise have been imposed in the absence of such change, the parties agree to treat such withholding Tax as a transfer Tax subject to Article 13 and not as a withholding Tax subject to this Section 9.12.
9.13    Additional Related Agreements. Following the date hereof, the Parties shall negotiate in good faith the terms and conditions of, and use their respective commercially reasonable efforts to enter into, as of the Closing Date, the agreements set forth on Section 9.13 of the Disclosure Schedule and any other agreement or forms as may be mutually agreed between the Parties (the “Additional Related Agreements”). Any such Additional Related Agreements shall be deemed to be “Related Agreements” for all purposes hereunder.

ARTICLE 10
CONDITIONS PRECEDENT
10.1    Conditions Precedent to Seller’s, the Asset Subsidiaries’ and Stock Selling Subsidiaries’ Performance. Seller, the Asset Subsidiaries and the Stock Selling Subsidiaries are obligated to consummate the transactions described in this Agreement on the Closing Date and to perform their other covenants and agreements according to the terms and conditions of this Agreement if, on or before the Closing Date, each of the conditions set forth in this Section 10.1 is satisfied:
(a)    Representations and Warranties of Buyer.
(i)    The Buyer Fundamental Representations shall be true and correct in all respects when made and on the Closing Date as though made as of the Closing Date; provided that, any representations and warranties that are made as of a specified date shall continue on the Closing Date to be true and complete in all respects as of the specified date.

(ii)    Buyer’s representations and warranties (other than the Buyer Fundamental Representations) in this Agreement that are qualified as to materiality or Buyer Material Adverse Change are true and complete in all respects (without giving effect to any qualification as to “materiality” or “Buyer Material Adverse Change” set forth therein) when made and on the Closing Date as though made as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, reasonably be expected to have a Buyer Material Adverse Change; provided that, any representations and warranties in this Agreement that are qualified as to materiality or Buyer Material Adverse Change that are made as of a specified date shall continue on the Closing Date to be true and complete in all respects as of the specified date (without giving effect to any qualification as to “materiality” or “Buyer Material Adverse Change” set forth therein), except to the extent that the failure of such representations and warranties to be true and correct as of such specified dates have not had and would not, in the aggregate, reasonably be expected to have a Buyer Material Adverse Change.
(iii)    Buyer’s representations and warranties (other than the Buyer Fundamental Representations) in this Agreement that are not qualified as to materiality or Buyer Material Adverse Change are true and complete in all material respects when made and on the Closing Date as though made as of the Closing Date; provided that, any representations and warranties that are made as of a specified date shall continue on the Closing Date to be true and complete in all material respects as of the specified date.
(b)    Performance of Buyer. Buyer has performed, satisfied and complied with all of its covenants and agreements, and satisfied all of its obligations and conditions required by this Agreement and the Related Agreements to be performed, complied with, or satisfied on or before the Closing Date, in each case, in all material respects.
(c)    Absence of Litigation. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority which restrains or prohibits the transactions contemplated by this Agreement or the Related Agreements. Seller, the Stock Selling Subsidiaries and the Asset Subsidiaries shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.
(d)    Buyer Certificate. Buyer has delivered a certificate in a form mutually agreed by the Parties, dated as of the Closing Date and signed by a duly authorized officer, certifying that the conditions specified in Section 10.1(a) and Section 10.1(b) are fulfilled.
(e)    Approvals. All waiting periods, if any, under Antitrust Laws relating to the transactions contemplated in this Agreement and the Related Agreements set forth on Section 9.1(c)(i) of the Disclosure Schedule have expired or terminated early and all material antitrust approvals required to be obtained prior to the Closing in connection with the transactions contemplated in this Agreement and the Related Agreements have been obtained.
(f)    Autopal Restructuring. The Autopal Restructuring has been completed; provided this item will only be a condition precedent to Seller’s performance if Seller has complied in all material respects with its obligation under Section 9.1(a) with respect to effecting the Autopal Restructuring.
10.2    Conditions Precedent to Buyer’s Performance. Buyer is obligated to consummate the transactions described in this Agreement on the Closing Date and to perform its other covenants and agreements according to the terms and conditions of this Agreement if, on or before the Closing Date, each of the conditions set forth in this Section 10.2 is satisfied:
(a)    Representations and Warranties.
(i)    The Seller Fundamental Representations shall be true and correct in all respects when made and on the Closing Date as though made as of the Closing Date; provided that, any representations and warranties that are made as of a specified date shall continue on the Closing Date to be true and complete in all respects as of the specified date.
(ii)    Seller’s representations and warranties (other than the Seller Fundamental Representations)

in this Agreement that are qualified as to materiality or Material Adverse Change are true and complete in all respects (without giving effect to any qualification as to “materiality” or “Material Adverse Change” set forth therein) when made and on the Closing Date as though made as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, reasonably be expected to have a Buyer Material Adverse Change; provided that, any representations and warranties in this Agreement that are qualified as to materiality or Material Adverse Change that are made as of a specified date shall continue on the Closing Date to be true and complete in all respects (without giving effect to any qualification as to “materiality” or “Material Adverse Change” set forth therein) as of the specified date, except to the extent that the failure of such representations and warranties to be true and correct as of such specified dates have not had and would not, in the aggregate, reasonably be expected to have a Material Adverse Change.
(iii)    Seller’s representations and warranties (other than the Seller Fundamental Representations) in this Agreement that are not qualified as to materiality or Material Adverse Change are true and complete in all material respects when made and on the Closing Date as though made as of the Closing Date; provided that, any representations and warranties that are made as of a specified date shall continue on the Closing Date to be true and complete in all material respects as of the specified date.
(b)    Performance of Seller. Seller, the Stock Selling Subsidiaries and the Asset Subsidiaries have performed, satisfied, and complied with all of their respective covenants and agreements and satisfied all of their respective obligations and conditions required by this Agreement and any Related Agreement to be performed, complied with or satisfied on or before the Closing Date, in each case, in all material respects.
(c)    Absence of Litigation. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority which restrains or prohibits the transactions contemplated by this Agreement or the Related Agreements. Buyer shall use its commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.
(d)    Seller Certificate. Seller, the Stock Selling Subsidiaries and the Asset Subsidiaries have delivered a certificate substantially in a form mutually agreed by the Parties, dated as of the Closing Date and signed by a duly authorized officer, certifying that the conditions specified in Section 10.2(a) and Section 10.2(b) are fulfilled.
(e)    Consents. Seller, the Asset Subsidiaries, the Stock Selling Subsidiaries or the Stock Group have obtained and delivered to Buyer the consents and approvals required in connection with the transactions contemplated in this Agreement and the Related Agreements that are set forth on Section 10.2(e) of the Disclosure Schedule; which consents shall be in full force and effect on the Closing Date.
(f)    Stock. The Stock Selling Subsidiaries have delivered (i) provided that Buyer does not exercise the VTYC Withdrawal Right, certificates representing all of the VTYC Stock, accompanied by appropriate stock powers or similar instruments of transfer duly endorsed in blank by the registered owners of the certificates, as required to permit Buyer to acquire the Stock free and clear of any Lien, and (ii) an extract from the Czech Commercial Registry evidencing the Autopal Stock free and clear of any Lien
(g)    Approvals. All waiting periods, if any, under Antitrust Laws relating to the transactions contemplated in this Agreement and the Related Agreements set forth on Section 9.1(c)(i) of the Disclosure Schedule have expired or terminated early and all material antitrust approvals required to be obtained prior to the Closing in connection with the transactions contemplated in this Agreement and the Related Agreements have been obtained.
(h)    Autopal Restructuring. The Autopal Restructuring has been completed.
(i)    IMMEX Program. All the necessary steps have been taken so that the IMMEX Transfer can be completed on the Closing Date, except for any filings, notices and other administrative steps required for the IMMEX Transfer that would customarily be completed after the Closing Date in accordance with Section 2.3 and do not prohibit Buyer from operating the portion of the Business involving the Maquila Assets after the Closing Date in the same manner that such Business is operated by Carplastic prior to the Closing Date.

(j)    Indian Tax Certificate. Seller shall have delivered to Buyer a Certificate under Section 281 of the Income Tax Act in the form attached hereto as Exhibit M.
10.3    Waiving Conditions. Seller and the Stock Selling Subsidiaries may waive any of the conditions set forth in Section 10.1 and Buyer may waive any of the conditions set forth in Section 10.2, in whole or in part, each in its sole and absolute discretion.

 ARTICLE 11
EMPLOYEES AND EMPLOYEE BENEFITS
11.1    Employment.
(a)    At the Closing, Buyer shall (or shall cause an Affiliate to) continue the employment of all Business Employees (with the exception of employees of VTYC) on Section 11.1(a)(1) of the Disclosure Schedule who transfer to Buyer pursuant to the sale of Stock and shall provide compensation and benefits to such Business Employees in accordance with the requirements of applicable Law. Effective as of the Closing, Buyer shall (or shall cause an Affiliate to) offer employment to all of the Business Employees set forth on Section 11.1(a)(2) of the Disclosure Schedule who do not otherwise transfer to Buyer pursuant to the sale of the Stock and, subject to the requirements of applicable Law, provide for a period of twelve (12) months following the Closing Date compensation and benefits (excluding equity-based incentive compensation, defined benefit retirement plans and retiree medical benefits) to such Business Employees that, taken as a whole, are no less favorable in the aggregate to the compensation and benefits (excluding equity-based incentive compensation, defined benefit retirement plans and retiree medical benefits) received by such Business Employees immediately prior to the Closing Date, including base salary or base wages that are at least equal to the base salary or base wages payable to such Business Employees immediately prior to the Closing Date; provided, however, that (i) any offer of employment shall be contingent upon the occurrence of the Closing and (ii) if any Business Employee is on disability (long term or short term) leave or on leave of absence on the Closing Date, such offer of employment shall be effective upon the return of any such employee to active employment within six months after the Closing Date, unless otherwise required by Law. Business Employees who affirmatively accept the Buyer’s or its Affiliate’s offer of employment, if applicable, and commence working for the Buyer or its Affiliate (including Business Employees who continued to be employed by the Stock Group) on the Closing Date (or, with respect to such employees on leave, within such six-month period) are hereinafter referred to as “Transferred Employees”. Subject to the requirements of applicable Law, offers of employment to Business Employees may be made by Buyer or its Affiliate on an “at-will” basis; provided that, any such “at-will” employment offers will (i) be contingent on the Closing occurring; (ii) be subject to and in compliance with the Buyer’s standard human resources, ethics and compliance policies and procedures; (iii) supersede any prior employment agreements with Seller or any of its Affiliates; and (iv) in the discretion of Buyer, be contingent on the employee (A) completing, in a manner reasonably satisfactory to the Buyer, an employment application (including work status verification), (B) passing a standard background check, and (C) signing such restrictive covenants and other contractual provisions as the Buyer or its Affiliate may in its discretion require in the ordinary course of its business; provided, that nothing in this Section 11.1 shall be construed as to confer upon any Transferred Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or to prevent the Buyer or its Affiliate from terminating the employment of any Transferred Employee at any time after the Closing Date for any reason (or no reason). From the date of this Agreement until the Closing Date, Buyer and Seller agree to use commercially reasonable efforts to cooperate with such other Party to update Section 11.(a)(1) and Section 11.1(a)(2) of the Disclosure Schedules and consider in good faith any proposed revisions thereto of such other Party.
(b)    Notwithstanding the foregoing, a Subsidiary of Buyer (which Subsidiary will be the same entity that acquires the Carplastic Assets) will become the employer as of the Closing Date, of the active and inactive employees employed by Carplastic (as determined under Mexican Federal Labor Law (the “MFLL”)) as of the Closing Date (all such current workers are separately identified in Section 11.1(a)(2) of the Disclosure Schedule, which will be updated no later than five (5) days prior to the Closing Date, and are referred hereafter as “Carplastic Personnel”) and will do so by carrying out an “employer substitution” as provided for in the MFLL and Social Security Law. For the purposes of this section “inactive employees” means those employees set forth on Section 11.1(b) of the Disclosure Schedule on leave for maternity, illness, injury or other similar reason, but are expected to return to work. Accordingly, (i) subject to the provisions of the MFLL, no severance will be payable to the Carplastic Personnel who are transferred by Carplastic pursuant to such employer substitution, (ii) the Subsidiary of Buyer will maintain the labor conditions and recognize the seniority of all Carplastic Personnel and agrees to pay them after the date of this Agreement upon the same basis as the salaries, fringe benefits and any other compensation, which they are receiving as of the date of the Closing Date, to the extent required under the MFLL and (iii) Carplastic shall, at the time required by applicable Law, pay the mandatory Mexican profit sharing accrued to the Closing Date in accordance to the MFLL.
If any (i) wages or fringe or labor payments due to any Carplastic Personnel for services rendered prior to the date of this Agreement, and/or (ii) social security payments (cuotas obrero-patronales) due to the Mexican Social Security Institute (“IMSS”) and/or contributions to the National Workers’ Housing Fund Institute (“INFONAVIT”) and the National Pension Fund System (“SAR”), with respect to any period of time ending on or prior to the Closing Date, are not paid by Carplastic, Seller agrees to cause Carplastic to either (a) pay the applicable and due amounts directly to them; or (b) deliver to Buyer’s affiliate all amounts necessary to make such payments so that Buyer’s affiliate may pay the same on the next succeeding payment date, with the understanding that Buyer’s affiliate shall provide Carplastic with the corresponding payment receipts issued by the Carplastic’s personnel and/or the corresponding authorities, as applicable, within five (5) calendar days after payment of such.
Seller (for itself and on behalf of Carplastic) and Buyer agree to provide each other information and assistance, and execute such documents as are reasonably necessary and required by applicable Mexican Law related to the employer substitution, including but not limited to agreements with the union and notices to each of the Carplastic Personnel, as well as notices to the IMSS, INFONAVIT, SAR and any other governmental agency, within the time periods established by applicable Mexican Law. Carplastic and Buyer’s affiliate will jointly file the applicable notices to effectuate the transfer of Carplastic Personnel mentioned herein.
(c)    As of the Closing Date, the Buyer or its Affiliate shall assume and maintain the Assumed Employee Benefit Plans for the benefit of the Transferred Employees and the Seller and the Buyer shall cooperate with each other to take all actions and execute and deliver all documents and furnish all notices necessary to establish the Buyer or its Affiliate as the sponsor of such Assumed Employee Benefit Plans. Notwithstanding the foregoing, to the extent permitted by the applicable Law, and subject to the terms of any labor agreement, including, without limitation, any collective bargaining agreement, the Buyer or its Affiliate may, in its sole discretion, amend, suspend, or terminate any such Assumed Employee Benefit Plan at any time in accordance with its terms.
(d)    With respect to any “employee benefit plan” maintained by Buyer or any of Buyer’s Subsidiaries (including any vacation, paid time off and severance plans) in which Transferred Employees participate after the Closing Date, for all purposes, including determining eligibility to participate, level of benefits, benefit accruals (other than benefit accrual under any defined-benefit pension plan or similar arrangements) and vesting, each Transferred Employee’s service with Seller, the Asset Subsidiaries or a member of the Stock Group (as well as service with any predecessor employer of Seller, the Asset Subsidiaries or a member of the Stock Group to the extent service with such predecessor employer is recognized by Seller, the Asset Subsidiaries or such member of the Stock Group) shall be treated as service with Buyer or any of Buyer’s Subsidiaries to the same extent that such service was recognized as of the Closing under a comparable Business Employee Benefit Plan in which the Transferred Employee participated; provided, that such crediting of service does not result in any duplication of benefits.
(e)    Buyer shall waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Buyer or any of its Subsidiaries (other than the Business Employee Benefit Plans) in which the Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date to the extent such conditions and exclusions were satisfied or did not apply to such employees under the Business Employee Benefit Plans prior to the Closing. Buyer shall use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing Date.
(f)    Notwithstanding the foregoing, the employment by Buyer of all Business Employees who are employed by VTSC shall in all respects be undertaken in accordance with the Transfer of Business Agreement.
11.2    Severance Payment Responsibilities. Except as specifically provided otherwise in this Section 11.2, and subject, as to employees of VTSC, to the Transfer of Business Agreement, as of the Closing Date, Buyer shall assume all liabilities, responsibilities and obligations for severance payments or other separation benefits to which any Transferred Employee may be or become entitled, or claim to be entitled, after the Closing Date. The severance payments and separation benefits provided by Buyer to any Transferred Employee on and after the Closing shall comply with the requirements of applicable Law. Notwithstanding the foregoing, Buyer shall provide, or cause an Affiliate of Buyer to provide, each Transferred Employee who is terminated without cause during (a) the twelve (12) month period following the Closing or (b) such mandatory period, if longer, during which severance related payments are required by applicable Law to be paid, with severance benefits equal to the separation pay and benefits under Seller’s (or Seller's applicable Affiliate’s) severance program in effect on the Closing Date or as otherwise required by applicable Law. For purposes of the calculation of the foregoing severance pay and benefits, employment service and compensation with both Seller and Seller’s Affiliates and Buyer and Buyer’s Affiliates shall be aggregated and recognized.
11.3    COBRA. The Seller shall be responsible for providing, and shall assume all liabilities in respect of, the provision of COBRA Continuation Coverage and all other legally mandated continuation of health care coverage for all M&A Qualified Beneficiaries and any other Business Employees, including Transferred Employees, and any of their covered dependents who become eligible for such coverage on or prior to the Closing Date and for the maximum period that any M&A Qualified Beneficiary is eligible for COBRA Continuation Coverage, Seller shall maintain, or cause an ERISA Affiliate to maintain, a “group health plan,” within the meaning of Section 5000(b)(1) of the Code, to provide COBRA Continuation Coverage to each such M&A Qualified Beneficiary in accordance with Section 4980B of the Code and Sections 601 through 608 of ERISA.
11.4    WARN. The Seller shall be solely responsible for obligations (including notice) under WARN that arise based in any part on events that occur prior to, on or after the Closing with respect to any Business Employees that are not Transferred Employees. For the avoidance of doubt, the Seller shall be solely responsible for any liabilities arising under WARN in connection with the transactions contemplated herein.
11.5    Employee Communications. Prior to making any written communications to the Business Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Seller shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and Buyer and the Seller shall cooperate in providing any such mutually agreeable communication.
11.6    Cooperation. Following the date hereof, the Parties shall, and shall cause their Affiliates to, use their respective commercially reasonable efforts to cooperate with respect to any employee, employee compensation or benefits matters that the Parties reasonably agree require the cooperation of both Parties and that are not the subject of a specific agreement in any other provision of this Agreement, including the taking of any actions necessary to give effect to the provisions of this Agreement, including, without limitation, Articles 2 and 3.
11.7    No Amendment; No Third Party Beneficiaries. Nothing contained in this Article 11, express or implied, is intended to constitute an amendment to or any other modification of any Business Employee Benefit Plan or Assumed Employee Benefit Plan. Further, this Article 11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Article 11, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Article 11.
11.8    Labor Negotiations.  Prior to the Closing Date, the Seller shall update the Buyer on a current basis (but not less frequently than once weekly) regarding any substantive negotiations or discussions with Trade Union KOVO (or any other labor union) in connection with active bargaining over the terms and conditions for any successor collective bargaining agreement applicable to the Business Employees and/or the extension or amendment of an existing collective bargaining agreement applicable to the Business Employees.

ARTICLE 12
CLOSING
12.1    Closing Date. The Closing will take place at Visteon Corporation, One Village Center Drive, Van Buren Township, Michigan 48111 at 10:00 a.m. on the second Business Day following the date on which the last of the conditions set forth in Article 10 is satisfied or waived. The parties may mutually agree in writing to have the Closing at another place and time. The Closing will be effective as of 12:01 a.m. Detroit time on the day the Closing occurs (“Closing Date”).

12.2    Deliveries by Buyer. At the Closing (unless a different date is expressly specified below), Buyer shall deliver to Seller or each Asset Subsidiary as appropriate:
(a)    the Purchase Price required by Section 4.1 of this Agreement;
(b)    the Assumption Agreement in the form of Exhibit D;
(c)    the VTYC Transfer Agreement;
(d)    the Czech Transfer Agreement in a form to be mutually agreed to by the Parties;
(e)    the Maquila Assets Bill of Sale in the form of Exhibit E;
(f)    the Mexico Real Property Deed in the form of Exhibit F;
(g)    the Transfer of Business Agreement in the form of Exhibit G and all deliverables required under the Transfer of Business Agreement;
(h)    the Transition Services Agreement in the form of Exhibit H with any modifications thereto as may be agreed between Buyer and Seller prior to the Closing Date; provided that Buyer shall have the right to update Exhibit A to the Transition Services Agreement upon written notice to the Seller prior to the Closing Date to remove or reduce any Services (as such term is defined therein) and the costs corresponding to such removed Services, and Seller agrees to notify Buyer in writing prior to the Closing Date to the extent that any such Services to be removed or reduced are interdependent with other Services and require termination of other aspects of the Services;
(i)    the Autopal Facility Lease in the form of Exhibit I, which will be signed and become effective on the day following the Closing;
(j)    the PRTLA in the form of Exhibit J;
(k)    the Purchase and Supply Agreement in the form of Exhibit K;
(l)    the India Contract Manufacturing Agreement in the form of Exhibit L; and
(m)    all other documents required to be delivered by Buyer under this Agreement or any Related Agreement.
12.3    Deliveries by Seller. At the Closing, Seller, the Stock Selling Subsidiaries and the Asset Selling Subsidiaries, as applicable, shall deliver to Buyer:
(a)    certificates representing the Stock, or with respect to the Autopal Stock, other evidence of the transfer of ownership;
(b)    a general assignment and bill of sale in the form of Exhibit C;
(c)    assignments of Seller’s ownership rights to each of the Proprietary Rights in form satisfactory to counsel for Buyer and Seller and in recordable form to the extent necessary to assign these rights;
(d)    a special warranty deed (or the local equivalent) for the Real Property subject to the Real Property Permitted Exceptions and in form acceptable for filing with and recording in the records of the jurisdiction where the Real Property is located;
(e)    an assignment of Seller’s leasehold interest in the Leased Real Property identified on Section 5.6(c) of the Disclosure Schedule, in form satisfactory to counsel for Buyer and Seller and in recordable form to the extent necessary to assign such interest;
(f)    the VTYC Transfer Agreement;
(g)    the Czech Transfer Agreement;
(h)    the Maquila Assets Bill of Sale in the form of Exhibit E;
(i)    the Mexico Real Property Deed in the form of Exhibit F, duly executed by Carplastic’s legal representative before a Mexican Notary Public;
(j)    the Mexican formal invoices (facturas) issued by Carplastic as owner of the Mexican Assets, in compliance with the applicable Mexican tax Laws;
(k)    the Transfer of Business Agreement in the form of Exhibit G and all deliverables required under the Transfer of Business Agreement;
(l)    the Transition Services Agreement in the form of Exhibit H with any modifications thereto as may be agreed between Buyer and Seller prior to the Closing Date; provided that Buyer shall have the right to update Exhibit A to the Transition Services Agreement upon written notice to the Seller prior to the Closing Date to remove or reduce any Services (as such term is defined therein) and Seller agrees to notify Buyer in writing prior to the Closing Date to the extent that any such Services to be removed or reduced are interdependent with other Services and require termination of other aspects of the Services;
(m)    the Autopal Facility Lease in the form of Exhibit I, which will be signed and will become effective on the day following the Closing;
(n)    the PRTLA in the form of Exhibit J;
(o)    the Purchase and Supply Agreement in the form of Exhibit K, and
(p)    the India Contract Manufacturing Agreement in the form of Exhibit L; and
(q)    all other documents required to be delivered by Seller under this Agreement or any Related Agreement.

ARTICLE 13
SALES AND TRANSFER TAXES
Any sales, use, transfer, and documentary taxes (and any similar taxes), as well as any recording and filing fees imposed by any foreign, federal, state, local or other Taxing Authority as a result of the consummation of the transactions contemplated by this Agreement, including but not limited to the transfer of the Transferred Assets and the Stock, and the assumption of the Assumed Liabilities, shall be borne equally by Buyer and Seller. In the event that such taxes discussed in this Article 13 are assessed at a greater amount on either Buyer or Seller (calculated by including taxes assessed on a related party of either Buyer or Seller), the other party agrees that it will promptly provide reimbursement for the excess amount of such taxes assessed. In the event any tax subject to this Article 13 (including any value-added tax) is recoverable in whole or in part by Buyer subsequent to the consummation of the transactions contemplated by this Agreement, such tax shall nevertheless be borne equally by Buyer and Seller in the first instance, provided, however, that in the event of any subsequent recovery of such tax by Buyer, Buyer shall promptly notify Seller of such recovery and promptly pay to Seller fifty percent (50%) of any such recovery. Notwithstanding anything else to the contrary in this Agreement, Seller, the Asset Subsidiaries and the Stock Selling Subsidiaries will solely bear their own income (and any similar) taxes (including capital gains taxes) that result from the sale of stock or Transferred Assets.

 ARTICLE 14
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
14.1    Survival. The representations, warranties, covenants and agreements contained in this Agreement and delivered in any certificate delivered pursuant to this Agreement will survive the Closing only for the applicable period set forth in this Article.
14.2    Representations and Warranties. All of the representations and warranties contained in this Agreement terminate at 5:00 p.m. Detroit, Michigan time on the fifteen month anniversary of the Closing Date, except:
(a)    the representations and warranties in Section 5.11 (Taxes) terminate upon the expiration of the applicable statute of limitations;
(b)    the representations and warranties in Section 5.12 (Environmental Matters) terminate on the Closing Date except that the representations and warranties in Section 5.12(d) shall terminate on the five (5) year anniversary of the Closing Date;
(c)    the representations and warranties in Section 5.19(c) shall terminate on the five (5) year anniversary of the Closing Date; and
(d)    the representations and warranties in Section 5.1 (Organization, Existence and Standing of Seller), Section 5.2 (Qualification), Section 5.3 (Capitalization), Section 5.4 (Corporate Authority), Section 5.7 (Title to Personal Property), Section 5.15 (Finders, Brokers and Investment Bankers), Section 5.19(b) (Stock Group Indebtedness) (collectively, the “Seller Fundamental Representations”) and Section 6.1 (Organization, Existence and Standing of Buyer), Section 6.2 (Corporate Authority) and Section 6.5 (Finders, Brokers and Investment Bankers) (collectively, the “Buyer Fundamental Representations”) survive indefinitely.
14.3    Covenants and Agreements. Covenants and agreements that do not have specific time periods of applicability survive the Closing Date indefinitely. Covenants and agreements that have specific time periods of applicability survive the Closing Date for the periods prescribed.
14.4    Notice of Claim. No party is obligated to indemnify the other for breach of any representation, warranty, covenant or agreement unless notice of a claim for indemnification with respect to that breach has been delivered to it as provided in Article 15 or Article 16, as the case may be, prior to the end of the applicable survival period.

 ARTICLE 15
ENVIRONMENTAL MATTERS
15.1    Environmental Indemnity. Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, agents (“Buyer’s Indemnified Persons”) from and against any and all Losses arising under Environmental Laws related to ownership of the Real Property or operation of the Business prior to the Closing Date (“Environmental Liabilities”) that arise from:
(a)    an Environmental Claim for the Legacy Autopal Matters by a governmental authority or other Third Party not acting at the behest of Buyer, which is not resolved by the actions of Ministry of Finance or other applicable Czech authority in accordance with its undertakings in the Indemnity Agreements; provided each of Buyer and, following the Closing, Autopal, has complied with its obligations under Section 15.2 below and in the Autopal Facility Lease by providing assistance to and cooperating with Seller, Visteon – Autopal, s.r.o. and Visteon – Autopal Services s.r.o. in connection with their performance of the respective obligations under the Indemnity Agreements;
(b)    any other Environmental Claim by a governmental authority or other Third Party not acting at the behest of Buyer, other than any claim addressed in Section 15.1(a) above, or

(c)    violation of any Environmental Law where notification to a governmental authority is required, other than any claim addressed in Section 15.1(a) above;
provided, however, that in no event shall Seller be liable pursuant to this Article 15 for any Losses arising from the operations of VTYC.
15.2    Indemnity Procedures.
(a)    Seller shall have the right to direct, through counsel, consultants and contractors of its choosing, the defense, settlement, negotiation and resolution, including any related remedial or response action (“Resolution”) of any Environmental Liabilities, at Seller’s expense.
(b)    If Seller elects to direct the Resolution of any Environmental Liability, Buyer may participate at Buyer’s own expense in the Resolution. Seller shall provide reasonable advance notice to Buyer regarding Seller’s plan for Resolution and shall consider in good faith any reasonable alternatives proposed by Buyer. Buyer shall cooperate fully with Seller with respect to the Resolution. If Seller elects to direct the Resolution of any Environmental Liability, Buyer shall not settle or otherwise pay any Losses for the Environmental Liability, unless Seller consents in writing.
(c)    If Seller does not elect to direct the Resolution of any Environmental Liability, or if Seller fails to prosecute or withdraws from the Resolution, Buyer may direct the Resolution at Seller’s expense. If Buyer assumes the direction of any Resolution and proposes to settle the Environmental Liability or to forego an available appeal, then Buyer will give Seller prompt notice and Seller may participate in the Resolution of the Environmental Liability.
(d)    Nothing in this Agreement shall prevent Buyer from directing in accordance with applicable Environmental Law the Resolution of any condition where:
(i)    it is necessary to prevent an imminent hazard to human health or the environment; and
(ii)    time would not permit Seller to assume the direction of the Resolution;
provided, however, that Buyer shall immediately notify Seller of any condition that it asserts falls within this Section 15.2(d) and any actions taken in response thereto.
(e)    For the avoidance of doubt, in the event of any inconsistency between the procedures required under the Indemnity Agreements and this Section 15.2, the procedures of the Indemnity Agreements shall apply. Buyer shall without undue delay and at its own expense, provide or ensure that Autopal provides any assistance reasonably requested from time to time by the Seller or Existing Autopal Companies in writing in connection with any and all of the Seller’s or Existing Autopal Companies’ obligations under the Indemnity Agreements or in connection with performance under the Indemnity Agreements that would be commercially reasonable if Buyer or Autopal were the owner of the real property benefiting from the Indemnity Agreements..
15.3    Indemnity Limitations.
(a)    Seller shall have indemnification obligations under Article 15 only to the extent of the Lowest-Cost Commercially Reasonable Resolution. Buyer may elect a Resolution other than the Lowest-Cost Commercially Reasonable Resolution if it agrees to pay any additional costs associated with the alternative.
(b)    Seller shall have no indemnification obligations under this Article 15 to the extent Losses result from:
(i)    any Change in use of the Real Property after the Closing Date by Buyer or any subsequent owner;
(ii)    any sampling by Buyer after the Closing Date, unless the sampling is (A) required by

Environmental Law, (B) in response to any Environmental Claim by a governmental authority or other Third Party, (C) in response to a material development or discovery after the Closing that would likely lead to a requirement to undertake sampling, or (D) to complete the scope of work, if any, as mutually agreed between the Buyer and Seller prior to Closing, for the establishment of baseline environmental conditions on Real Property;
(iii)    any exacerbation of preexisting contamination due to activities by Buyer or any subsequent owner; and
(iv)    any gross negligence of Buyer or a material breach of this Agreement.
(c)    No claim may be asserted against Seller under Article 15 unless Buyer provides notice to Seller describing in reasonable detail the basis of the claim or action before the third anniversary of the Closing Date. Once notice is properly made, Seller’s indemnity obligations will continue until that claim is satisfied in accordance with this Agreement.
15.4    Exclusive Remedy and Release. Seller’s obligations under Article 15 are Buyer’s exclusive remedy for any Environmental Liabilities and any other claims arising under Environmental Laws, and Buyer waives, and unconditionally releases Seller from, any remedies that Buyer may otherwise have against Seller under any Environmental Laws, including, but not limited to, any claims under the Comprehensive Environmental Response, Contamination and Liability Act, as amended, 42 U.S.C. § 9601 et seq., or common Law. Notwithstanding the foregoing, claims for fraud or intentional misrepresentation are not be limited by this Section 15.4.
15.5    Relation to Article 16. The terms of Article 16 (other than Section 16.3 and Section 16.9) shall apply to this Article 15 except as set forth in such Article 16 or to the extent there is a conflict, in which event the terms of Article 15 shall control.

 ARTICLE 16
GENERAL INDEMNIFICATION
16.1    Indemnification of Buyer. Subject to this Article, Seller shall indemnify Buyer’s Indemnified Persons against all Losses incurred by Buyer’s Indemnified Persons as a result of:
(a)    any breach of a representation, warranty, covenant or agreement of Seller or the Stock Selling Subsidiaries contained in this Agreement; or
(b)    the assertion against Buyer of any of the Retained Liabilities.
16.2    Indemnification of Seller. Subject to this Article, Buyer shall indemnify Seller, the Asset Subsidiaries, the Stock Selling Subsidiaries and their Affiliates, and their respective officers, directors, employees, agents (“Seller’s Indemnified Persons”) against any Losses incurred by Seller’s Indemnified Persons as a result of:
(a)    any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement; or
(b)    the assertion against Seller, the Asset Subsidiaries or the Stock Selling Subsidiaries or any member of the Stock Group of any of the Assumed Liabilities.
16.3    Deductible Amount.
(a)    A Party has no right to indemnification unless it can bring claims in the aggregate amount exceeding $500,000, in which case Losses will be indemnified only to the extent they exceed that amount.

(b)    The limitation for claims in this Section 16.3 does not apply to claims relating to the Seller Fundamental Representations and the representations and warranties of Seller in Section 5.11 (Taxes), Section 5.19(c), the Buyer Fundamental Representations, Section 9.4, Section 9.5, Article 15, Assumed Liabilities, Retained Liabilities, claims brought pursuant to Section 16.1(b) or any breach following the Closing Date of a covenant or agreement set forth herein.
(c)    The parties hereto hereby acknowledge and agree that solely for purposes of determining the amount of Losses resulting from a breach of any representation or warranty for purposes of this Article 16 (but not for the purposes of determining whether any representation or warranty has been breached), any and all “Buyer Material Adverse Change”, “Material Adverse Change”, “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.
16.4    Procedures for Claims.
(a)    Within thirty (30) days after it becomes aware of a claim for which it intends to seek indemnification under this Article 16, a Party shall provide notice of the claim to the other Party, stating:
(i)    the amount claimed to be due;
(ii)    the basis of the claim; and
(iii)    the provisions of this Agreement under which the claim is asserted.
(b)    Within thirty (30) calendar days after receipt of this notice, a Party shall by notice to the other Party concede or deny liability in whole or in part.
(c)    The Parties shall use reasonable good faith efforts to resolve any dispute over a claim brought under this Article for thirty (30) days after a Party provides notice denying liability in whole or in part. If any dispute over a claim is not settled by the Parties within such thirty (30) day period, it shall be referred to an executive nominated by each of Buyer and Seller who has authority to settle such dispute who shall endeavor in good faith to resolve such dispute for an additional period of thirty (30) days prior to the commencement of any legal action in respect of such disputed claim.
16.5    Third Party Claims.
(a)    If a Party may be responsible for a claim made against the other Party (“Third Party Claim”), it may assume and conduct the defense of the Third Party Claim using counsel selected by it so long as the Third Party Claim involves solely monetary damages (“Litigation Condition”). If the Party wishes to assume and conduct the defense, it shall notify the other Party within thirty (30) days of receipt of notice from the other Party of the commencement of the lawsuit.
(b)    If a Party does not assume the defense of a Third Party Claim, the other Party may defend the claim in the manner it deems appropriate, including, but not limited to, settling the claim after giving notice of the proposed settlement to the other Party.
(c)    If a Party has assumed the defense of a Third Party Claim, it is not liable for any legal expenses subsequently incurred by the other Party in connection with that defense. However, the Party that originally assumed the defense will be liable for all reasonable expenses incurred by the other Party in connection with the defense if:
(i)    the Litigation Condition ceases to be met; or
(ii)    the other Party assumed its own defense because the defending Party failed to take reasonable steps to defend diligently the Third Party Claim within 30 days (or shorter period as may be required to defend diligently the Third Party Claim) after being notified that the other Party believed the defending Party had failed to take reasonable steps, and, in either case.

(d)    a Party that has assumed defense of a Third Party Claim shall not consent to a settlement of, or the entry of any judgment arising from, the claim unless the other Party consents in writing to the settlement or judgment, which consent may not be unreasonably withheld.
16.6    Exclusive Remedy. Except as otherwise provided for in this Agreement, including the rights of the parties hereunder to specific performance or other equitable relief pursuant to Section 19.12, following the Closing Date, the indemnification provided by this Article is the exclusive remedy for the Parties with respect to this Agreement (other than those matters addressed by Article 15) and the transactions contemplated by this Agreement and the Related Agreements. Notwithstanding the foregoing, claims for fraud or intentional misrepresentation are not be limited by this Section 16.6.
16.7    Payment of Amounts. A Party shall pay in immediately available funds any amounts due and owing to the other Party as a result of any occurrence that gives rise to indemnification under this Article. All indemnification payments are adjustments to the Purchase Price.
16.8    Insurance Offset. The amount of any Losses suffered by a Party will be reduced by the net effect of any insurance coverage that may be realized by that Party in respect of the Losses. This reduction, if any, will be applied as follows:
(a)    all Losses shall be paid or reimbursed promptly upon determination; and
(b)    the Party incurring the Losses shall reimburse the other Party for the coverage effect of insurance, if any, upon the date of recovery of any insurance proceeds.
16.9    Maximum Amount of Any Indemnification.
(a)    Notwithstanding any provision to the contrary in this Agreement, the aggregate liability of Seller (i) under this Article 16 of this Agreement for Losses related to breaches of representations and warranties (other than Seller Fundamental Representations, and the representations and warranties of Seller in Section 5.11 (Taxes), Section 5.19(c) and Section 5.12(d)) contained in this Agreement and (ii) under Section 15.1(a) shall not exceed 10% of the Purchase Price (the “Maximum Amount”); provided, that, should Buyer incur Losses related to breaches of the representations and warranties of Seller under Section 15.1(a) in an amount that, when added to the aggregate amount of all other Losses incurred by Buyer that are subject to the limitation of this Section 16.9(a), exceeds the Maximum Amount (the amount of such excess, the “Excess Autopal Environmental Losses”), Seller shall indemnify Buyer for the amount of such Excess Autopal Environmental Losses, up to a maximum aggregate amount of Five Million Dollars ($5,000,000).
(b)    Notwithstanding any provision to the contrary in this Agreement, the aggregate liability of Buyer under this Article 16 of this Agreement for Losses related to breaches of representations and warranties (other than Buyer Fundamental Representations) shall not exceed the Maximum Amount.

ARTICLE 17
EXPENSES
Except as otherwise expressly set forth in this Agreement, each of the Parties shall pay its own expenses incurred by it in negotiating, preparing, closing and performing this Agreement and the Related Agreements, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

 ARTICLE 18
TERMINATION; VTYC REVIEW PERIOD
18.1    Termination of Agreement.
(a)    The Parties may terminate this Agreement prior to the Closing as provided below:

(i)    the Parties may terminate this Agreement by mutual written consent;
(ii)    Seller may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 10.1 are not capable of being fulfilled;
(iii)    Buyer may terminate this Agreement by giving written notice to Seller if any of the conditions precedent under Section 10.2 are not capable of being fulfilled;
(iv)    Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before July 31, 2012 (the “Termination Date”) because of the failure of any condition precedent under Section 10.1 or 10.2; provided, however, that if the only condition set forth in Section 10.1 or Section 10.2 that remains to be satisfied as of the Termination Date is the IMMEX Program described in Section 10.2(i), then such Termination Date may be extended by any Party (provided that such Party has not breached its obligations under Section 2.3 in any material respect or in any manner that shall have proximately caused the failure of the condition set forth in Section 10.2(i)) for an additional thirty-one (31) days and the “Termination Date” shall be deemed to be August 31, 2012 for all purposes under this Agreement; provided, further, that if the only condition set forth in Section 10.1 or Section 10.2 that that remains to be satisfied as of August 31, 2012 is the IMMEX Program described in Section 10.2(i), then such extended Termination Date may be extended by any Party (provided that such Party has not breached its obligations under Section 2.3 in any material respect or in any manner that shall have proximately caused the failure of the condition set forth in Section 10.2(i)) for an additional thirty (30) days and the “Termination Date” shall be deemed to be September 30, 2012 for all purposes under this Agreement;
(v)    Seller may terminate this Agreement if (A) all of the conditions set forth in Sections 10.1 and 10.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing), and (B) Buyer (1) fails to consummate the Closing within five (5) Business Days following the date on which the Closing should have occurred; or (2) notifies Seller in writing that the Debt Financing or the Alternative Financing is unavailable; provided that any termination of this Agreement by Seller under Section 18.1(a)(iv) shall be deemed to be a termination under this Section 18.1(a)(v) if the Seller was entitled to terminate this Agreement under this Section 18.1(a)(v) at the time of such termination.
(b)    Notwithstanding the foregoing, no Party may terminate this Agreement under Sections 18.1(a)(ii) through 18.1(a)(v) if the basis for termination or the reason for the failure of the Closing to be consummated results from a breach by the Party of any of its agreements or covenants contained in this Agreement.
18.2    Effect of Termination. If either Party terminates this Agreement under Section 18.1, all obligations of the Parties under this Agreement or the Related Agreements will terminate without any liability of either Party to the other Party with the exception of: (i) the provisions of this Article 18, Section 7.2(a), Section 8.1(c), Article 17, Section 18.3 and Article 19, each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (ii) any liability for any intentional or willful breach by a party hereto of any of its representations or warranties contained in, or failure to perform any of its obligations under, this Agreement prior to such termination. For this purpose “intentional” means an action or omission that the breaching party knows or reasonably should have known is or would result in a breach of this Agreement. The Confidentiality Agreement dated August 12, 2011 (the “Confidentiality Agreement”) will survive the termination of this Agreement for any reason.
18.3    Payment of the Deposit Amounts. In the event that this Agreement is validly terminated or validly deemed terminated pursuant to Section 18.1(a)(v), then in such event Seller and Buyer shall jointly instruct the Escrow Agent to immediately disburse to the Seller the Deposit Amounts by wire transfer of immediately available funds within three Business Days following such termination. In the event a final judgment or decree is entered by a court of competent jurisdiction that Seller was entitled to the Deposit Amounts and did not receive the Deposit Amounts when due, Buyer shall also reimburse Seller for all reasonable costs and expenses incurred by Seller (including attorney’s fees) after the date such Deposit Amounts become due in connection with the collection under and enforcement of this Section 18.1 (the “Enforcement Costs”). In the event that the Deposit Amounts are paid to Seller, the payment of the Deposit Amounts and Enforcement Costs, if any, shall be the sole and exclusive remedy of each of Seller, the Stock Selling Subsidiaries, the Asset Subsidiaries, the members of the Stock Group and the respective Affiliates thereof and their respective officers, directors, employees, agents, successors and assigns for, and in no event shall Seller, the Stock Selling Subsidiaries, the Asset Subsidiaries, the members of the Stock

Group and the respective Affiliates thereof or their respective officers, directors, employees, agents, successors and assigns (x) seek to recover any other money damages or seek any other remedy for, any and all claims, causes of action, damages or liabilities in connection with or arising out of this Agreement or (y) be permitted or entitled to receive the grant of an injunction, specific performance, other equitable relief or payment of monetary damages. In the event that the Deposit Amounts and Enforcement Costs, if any, are paid to Seller, each of Seller, the Stock Selling Subsidiaries, the Asset Subsidiaries, the members of the Stock Group hereby expressly waives, and shall cause their respective Affiliates to waive, any and all other rights or causes of action it or its respective Affiliates may have against Buyer or its Affiliates now or in the future under any Law or otherwise in connection with or arising out of this Agreement.
18.4    VTYC Review Period.
(a)    Buyer shall have a period of thirty (30) calendar days, commencing as of the date hereof (the “VTYC Review Period”), to:
(i)    conduct such further reasonable and customary due diligence investigation of VTYC and the portion of the Business conducted thereby as it may reasonably determine to undertake (including site visits and environmental sampling if agreed by VTYC based on an initial environmental assessment), and
(ii)    conduct discussions with the holders of equity interests in VTYC other than VIHI (the “VTYC Counterparties”) with respect to the transfer of the VTYC Stock to Buyer or its designated Affiliate.
(b)    During the VTYC Review Period, Seller shall use its commercially reasonable efforts to facilitate the production to Buyer and its representatives of such information, documents and materials relating to VTYC and the portion of the Business conducted thereby as may be reasonably requested by Buyer and its representatives. In addition, Seller shall arrange for Buyer and its representatives to meet with representatives of the VTYC Counterparties to discuss the proposed transfer of the VTYC Stock.
(c)    During the VTYC Review Period, Buyer may elect to exercise the VTYC Withdrawal Right if:
(i)    the information provided to Buyer during the VTYC Review Period is not sufficient, in Buyer’s commercially reasonable judgment, to enable Buyer and its representatives to conduct a reasonably adequate due diligence review of VTYC and the portion of the Business conducted thereby; provided, that Buyer shall have the right to elect to extend the VTYC Review Period for an additional fifteen (15) calendar days to facilitate its receipt of such information (and thereafter the VTYC Review Period may be extended by mutual agreement between the Buyer and Seller);
(ii)    information made available to Buyer during the VTYC Review Period relating to the business, assets, liabilities, operations, results of operations, or financial condition of VTYC provides a reasonable basis for concluding that the due diligence information provided to Buyer prior to the date hereof in respect of VTYC and the portion of the Business conducted thereby materially misstated, or failed to disclose, a material liability or other fact that would reasonably be viewed as having a material negative impact in the value of the VTYC Stock. For the avoidance of doubt, Buyer and Seller agree that a negative change on the value of the VTYC Stock in the amount of $2,000,000 or more shall be deemed to be a “material negative impact” for purposes of this Section 18.4(c)(ii); or
(iii)    during the VTYC Review Period, Buyer shall have been unable to reach a commercially reasonable agreement with the VTYC Counterparties in respect of the transfer of the VTYC Stock to Buyer or its designated Affiliate in connection with the Closing of the Transaction; provided, however, that in connection with reaching a commercially reasonable agreement with the VTYC Counterparties, Buyer shall not be required to: (x) make or agree to make any payment, (y) undertake or grant any material accommodation that will adversely affect Buyer or its Affiliates (including the members of the Stock Group) or (z) enter into (1) any agreement with the VTYC Counterparties that is materially different from any of the agreements in effect on the date hereof by and between the VTYC Counterparties and Seller or any of Seller’s Affiliates, except as set forth on Section 18.4(c)(iii)(z) of the Disclosure Schedule, or (2) any other agreement with the VTYC Counterparties that is materially adverse to the business of Buyer or the Business. If, during the VTYC Review Period, Buyer does not elect to exercise the VTYC Withdrawal Right and is unable to reach an agreement with the VTYC Counterparties that would permit VIHI to deliver the VTYC Stock to Buyer on the Closing Date, the obligation of VIHI to deliver the VTYC Stock pursuant to Section 10.2(f) shall be deemed waived by Buyer and shall not be a condition precedent to Buyer’s obligations hereunder.
(d)    Buyer may exercise the VTYC Withdrawal Right at any time from and after the date hereof until 5:00 pm, Detroit, Michigan time, on the final day of the VTYC Review Period upon written notice to Seller pursuant to Section 19.1 below.
(e)    Upon the receipt by Seller of Buyer’s written notice of exercise of the VTYC Withdrawal Right:
(i)    the Purchase Price payable pursuant to Section 4.1 for the Transferred Assets shall be reduced by the amount of Twenty Million U.S. Dollars (US $20,000,000) and the Maximum Amount (as such term is defined in Section 16.9(a), above) shall be proportionately reduced;
(ii)    VIHI shall cease to be a “Stock Selling Subsidiary” for all purposes hereunder or under any Related Agreement;
(iii)    the VTYC Stock shall cease to be a “Transferred Asset” for all purposes hereunder or under any Related Agreement, and shall be deemed to be an “Excluded Asset” for all purposes hereunder and thereunder;
(iv)    the defined terms “Assets”, “Stock”, “Stock Group”, “Transferred Assets”, “Visteon Sale Entity” or “Visteon Operating Company” shall be deemed in all respects to exclude the VTYC Stock or VTYC, as the case may be, and no representation, warranty or covenant in respect of VTYC or the VTYC Stock shall be deemed to have been made or given by Seller hereunder or under any Related Agreement;
(v)    the defined term “Assumed Liabilities” shall be deemed in all respects to exclude any liabilities and obligations related to the VTYC Stock or VTYC, as the case may be, and the definition of “Retained Liabilities” shall be deemed to include any and all liabilities and obligations related to the VTYC Stock and VTYC;
(vi)    Section 4.3(a) shall be void and of no further force and effect and the execution and delivery of the VTYC Transfer Agreement shall not be a requirement of or a condition to Closing; and
(vii)    the continued ownership by VIHI of the VTYC Stock shall be a permitted exception to the covenants set forth in Section 7.4 by virtue of clause (a)(iii) thereof.

ARTICLE 19
MISCELLANEOUS
19.1    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission or email in Adobe (.pdf) format and confirmation of receipt is obtained promptly after completion of transmission; (c) on the day of delivery by Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (d) on the day of delivery, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Seller:
c/o Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111 U.S.
Attention:     Michael Sharnas
Facsimile:     (734) 736-5560
Email:     msharnas@visteon.com

With a copy (which shall not constitute notice to Seller) to:

Squire Sanders (US) LLP
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
Attention:    Cipriano S. Beredo
Daniel G. Berick
Facsimile:     (216) 479-8780
Email:    cipriano.beredo@squiresanders.com
daniel.berick@squiresanders.com

If to Buyer:
c/o Varroc Engineering Private Limited
B-24 / 25, MIDC Industrial area
Chakan, Dist - Pune 410 501
Maharashtra, India
Attention:     Sanjay Sachdev
Facsimile:     +91 240 2564540
Email:     sachdev.sanjay@varrocgroup.com

With a copy (which shall not constitute notice to Buyer) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:    Robert B. Stebbins
Facsimile:     (212) 728-9736
Email:    rstebbins@willkie.com

19.2    Waiver. None of the provisions of this Agreement may be waived except in writing. A Party may enforce any provision of this Agreement even if it has not previously enforced that provision or any other provisions of this Agreement.
19.3    Headings. The article and section headings set forth in this Agreement are for convenience only and are not considered as part of this Agreement, nor affect in any way the meaning or interpretation of the terms and provisions of this Agreement.
19.4    Successors and Assigns. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assigns of the Parties. Neither Party, without the express written consent of the other Party, may assign this Agreement; provided, however, (i) without the consent of the Seller, Buyer may assign this Agreement or any of its rights or interests hereunder as collateral to any lender, or agent or trustee acting for the lenders, in connection with a secured financing undertaken by Buyer or any of its Affiliates, and (ii) either Party may assign all or part of its rights and obligations under this Agreement to one or more of its Subsidiaries. No assignment pursuant to either clause (i) or clause (ii), above, will relieve the assigning Party of any of its obligations hereunder.
19.5    Enforceability. The Parties intend this Agreement to be enforced as written. However, if a court determines that a provision of this Agreement is:
(a)    unlawful, the provision will be severed from this Agreement and the remainder of this Agreement will remain in full force and effect; or
(b)    invalid or unenforceable:
(i)    the provision will remain in effect in any other circumstances,
(ii)    the Agreement will otherwise remain valid and enforceable, and
(iii)    the court may reduce the duration or area, or both, of the provision, if the invalidity or unenforceability is because of the duration or area covered stated in the provision and in its amended form the provision will then be enforceable.
19.6    No Third Party Beneficiaries or Right to Rely. Notwithstanding anything to the contrary in this Agreement:
(a)    nothing in this Agreement is intended to grant to any Third Party (including, but not limited to, to any former, current or future employees or officers of any Party or any of their shareholders, dependents or beneficiaries, any Subsidiary or any labor union) any rights, as a third party beneficiary or otherwise, except that Buyer’s Indemnified Persons are intended third party beneficiaries of applicable provisions of Article 15 and Article 16 and Seller’s Indemnified Persons are intended third party beneficiaries of the applicable provisions of Article 16;
(b)    no Third Party may rely on any of the representations, warranties, covenants or agreements contained in this Agreement; and
(c)    no Party will incur any liability or obligation to any Third Party because of any reliance by that Third Party on any representation, warranty, covenant or agreement in this Agreement.
19.7    Counterparts. This Agreement may be executed in more than one counterpart. Each counterpart is an original and together constitute one and the same agreement. A signature to this Agreement delivered by facsimile or other electronic means is valid.
19.8    Time of Essence. Time is of the essence with respect to this Agreement.
19.9    No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent. No rule of strict construction will be applied against either Party.
19.10    Public Announcements. No party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, unless a press release or public announcement is required by Law. If any such announcement or other disclosure is required by Law, the disclosing party shall give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure.
19.11    Currency/Method of Payment. Unless otherwise specifically provided in this Agreement, (a) all references to amounts of money are lawful money of the United States, and (b) all payments of money shall be made in immediately available funds.
19.12    Specific Enforcement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, whether pursuant to this Agreement or otherwise.
19.13    Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Michigan (without giving effect to the principles of conflicts of Laws thereof). Any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in any court of the State of Michigan having jurisdiction thereof or in the United States District Court for the Eastern District of Michigan, and by execution and delivery of this Agreement, each of the Parties consents to the exclusive jurisdiction of those courts. Each of the Parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.
19.14    Miscellaneous. As used in this Agreement, the Disclosure Schedule, the Exhibits and the Related Agreements:
(a)    the singular and plural include each other;
(b)    each gender includes both genders;
(c)    words and phrases defined in this Agreement have the same meaning in the Disclosure Schedule, Exhibits and Related Agreements unless specifically provided to the contrary;
(d)    the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement as a whole and not to any other particular article, section or other subdivision;
(e)    the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” and
(f)    “shall,” “will,” or “agrees” are mandatory, and “may” is permissive.
19.15    Entire Agreement; Amendment. This Agreement, together with the Related Agreements and the Confidentiality Agreement constitutes the sole understanding of the Parties and supersedes all other prior agreements and understandings, oral or written, between the Parties with respect to these matters. The Disclosure Schedule hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein. No modification of this Agreement is binding unless the modification is in writing and duly executed by the Parties.
19.16    Bulk Transfer Laws. Buyer acknowledges that Seller shall not comply with the provisions of any so-called bulk sales or transfer Laws of any applicable jurisdiction (including Article 6 of the Uniform Commercial Code) in connection with the sale of Acquired Assets and the other transactions contemplated by this Agreement, and Buyer hereby waives Seller’s failure to comply with such Laws.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed by their respective officers or employees thereunto duly authorized as of the date first above written.

VISTEON CORPORATION
By: /s/ Michael K. Sharnas Name: Michael K. Sharnas Title: Vice President and General Counsel
VIHI, LLC
By: /s/ Peter M. Ziparo Name: Peter M. Ziparo Title: Assistant Secretary
VEHC, LLC
By: /s/ Peter M. Ziparo Name: Peter M. Ziparo Title: Assistant Secretary
CARPLASTIC S.A. DE C.V.
By: /s/ Michael K. Sharnas Name: Michael K. Sharnas Title: Power of Attorney
VISTEON GLOBAL TECHNOLOGIES, INC.
By: /s/ Michael K. Sharnas Name: Michael K. Sharnas Title: Vice President
VISTEON ELECTRONICS CORPORATION
By: /s/ Peter M. Ziparo Name: Peter M. Ziparo Title: Assistant Secretary

VISTEON HOLDINGS ESPANA, S.L.

By: /s/ Pierre Boulet
Name: Pierre Boulet
Title: Director

By: /s/ Francois SORDET
Name: Francois SORDET
Title: Director

By: /s/ Christophe Hertel
Name: Christophe Hertel
Title: Chairman and Director

VARROCCORP HOLDING BV
By: /s/Vineet Sahni Name: Vineet Sahni Title: Director
VARROC ENGINEERING PVT. LTD.

By: /s/ Tarang Jain
Name: Tarang Jain
Title: Managing Director

APPENDIX A
DEFINED TERMS
“Additional Related Agreements” shall have the meaning set forth in Section 9.13.
“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with the Person. For purposes of this definition, “control” (including, but not limited to, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” means this Asset Purchase Agreement.
“Alternative Financing” shall have the meaning set forth in Section 9.11(b).
“Antitrust Authority” means any national, super-national or other entity with antitrust jurisdiction over the transactions contemplated by this Agreement under Antitrust Law.
“Antitrust Filings” has the meaning set forth in Section 9.1(c)(i).
“Antitrust Law” means statutes, regulations, administrative and judicial doctrines and other Laws intended to effect, encourage or restrain competition.
“Asset Subsidiaries” has the meaning set forth in Recital E.
“Assets” has the meaning set forth in Section 2.1.
“Assignable Software” has the meaning set forth in Section 5.10(k).
“Assumed Employee Benefit Plan” shall mean the Business Employee Benefit Plans (or the portion thereof) listed on Section 11.1(c) of the Disclosure Schedule.
“Assumed Liabilities” has the meaning set forth in Section 3.1.
“Assumption Agreement” means an agreement in the form set forth on Exhibit D under which Buyer assumes the Assumed Liabilities.
“Autopal” shall have the meaning set forth in Recital C.
“Autopal Facility Lease” means an agreement in the form set forth on Exhibit I providing for the lease to Autopal of certain land and buildings currently owned by the Existing Autopal Companies.
“Autopal Lease Payment” shall have the meaning set forth in Section 4.1.
“Autopal Legacy Date” means June 25, 1993, being the effective date of the purchase agreement relating to Autopal entered into between The Fund of National Property of the Czech Republic and Ford Motor Company, the predecessor-in-interest to Seller.
“Autopal Restructuring” means the project of transformation to be completed in accordance with the Company Conversion Act and other applicable Law of the Czech Republic and Section 2.4 of this Agreement that will result in Visteon-Autopal, s.r.o. and Visteon-Autopal Services, s.r.o. transferring the assets and liabilities related to the portion of the Business conducted in the Czech Republic to Autopal prior to the Closing and acquiring all necessary licenses or Permits required for the operation of the portion of the Business conducted in the Czech Republic.
“Autopal Stock” shall have the meaning set forth in Section 2.1.
“Business” has the meaning set forth in Recital A.
“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of Michigan are required or authorized to close.
“Business Employee Benefit Plan” shall have the meaning set forth in Section 5.21(a).
“Business Employees” means the Persons employed by the Visteon Operating Companies who regularly and consistently provide services to the Business, including Persons who spent a majority of their time providing services to the Business and part time providing services to other businesses of such Visteon Operating Companies.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Affiliates” shall have the meaning set forth in Section 6.1.
“Buyer Fundamental Representations” shall have the meaning set forth in Section 14.2(d).
“Buyer Material Adverse Change” means any change, effect, circumstance or event that has been, is or is reasonably likely to be materially adverse to the business, assets, liabilities, operations, results of operations, or financial condition of Buyer and Buyer’s Affiliates, taken as a whole. However, “Buyer Material Adverse Change” does not include:
(a)    any change affecting economic or financial conditions generally (global, national, or regional, as applicable);
(b)    any change caused by the announcement of the Transaction;
(c)    any changes in national or international political conditions or instability; or
(d)    any change of Laws;
except, in the case of clauses (a), (c) and (d), to the extent such change, effect, circumstance or event has a disproportionate adverse effect on Buyer and Buyer’s Affiliates as compared to other Persons engaged in the same business.
“Buyer’s Indemnified Persons” has the meaning set forth in Section 15.1.
“Carplastic” shall have the meaning set forth in Recital B.
“Carplastic Personnel” has the meaning set forth in Section 11.1(b).
“CAS” means the Chinese accounting standards.
“Change” means, for purposes of Article 15 (a) voluntary closure (or involuntary closure that does not arise out of Environmental Laws) of all or a portion of the Real Property or the Business; or (b) change in use of the Real Property from its current industrial use to any other use; provided, however, for the avoidance of doubt, that use of the Real Property for the lighting business, including any expansion of such business, shall not constitute a “Change.”
“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 12.1.
“Closing Date Inventory” means, as of as of 11:59 p.m., Detroit time, on the Closing Date, the amount of Inventory as of such time, determined in accordance with GAAP, consistently applied.
“COBRA Continuation Coverage” shall mean the continuation coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA or any similar provision under other applicable Law.
“Competitive Business” has the meaning set forth in Section 7.4(a).
“Conclusive Inventory Adjustment Statement” has the meaning set forth in Section 4.5(d).
“Conclusive Inventory Statement” has the meaning set forth in Section 4.5(d).
“Confidentiality Agreement” has the meaning set forth in Section 18.2.
“Contracts” has the meaning set forth in Section 2.1(d).
“Criminal Liability Act” has the meaning set forth in Section 5.18(e).
“Czech Transfer Agreement” has the meaning set forth in Section 4.3(b).
“Debt Commitment Letters” shall have the meaning set forth in Section 6.6(a).
“Debt Financing” shall have the meaning set forth in Section 6.6(a).
“Deposit Amounts” shall have the meaning set forth in Section 4.2(a).
“Dispute Notice” has the meaning set forth in Section 4.5(b).
“Disputed Items” has the meaning set forth in Section 4.5(b).
“Employee Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, foreign or domestic, maintained, sponsored or contributed to by the Visteon Sale Entities or their Affiliates.
“Environmental Claim” means any claim, complaint, notice, information request, order or decree in each case received or issued in writing alleging any liability under or violation of Environmental Law.
“Enforcement Costs” has the meaning set forth in Section 18.3.
“Environmental Laws” means all applicable Laws including, but not limited to, common law, rules, ordinances, orders, directives, permits, approvals, decisions or decrees, and regulations relating to pollution or protection of human health or the environment, including but not limited to, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, presence, transport or handling of Hazardous Materials as such Laws exist at the Closing Date.
“Environmental Liabilities” has the meaning set forth in Section 15.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with Seller, the Asset Subsidiaries, the Stock Selling Subsidiaries or the Stock Group under Section 414 of the Code or under ERISA Section 4001(b), or part of the same “controlled group” as Seller, the Asset Subsidiaries, the Stock Selling Subsidiaries or the Stock Group for purposes of ERISA Section 302(d)(3).
“Escrow Account” shall have the meaning set forth in Section 4.2(a).
“Escrow Agent” shall have the meaning set forth in Section 4.2(a).
“Escrow Deposit” shall have the meaning set forth in Section 4.2(a).
“Excess Autopal Environmental Losses” has the meaning set forth in Section 16.9(a).
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Employee Liabilities” shall mean (i) any payments, compensation, benefits or entitlements that the Seller or any of its Affiliates owes or is obligated to provide, whether currently, prospectively or contingent basis, whether pre-Closing, as of Closing, or post-Closing, with respect to any Business Employee, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commissions, post-employment medical or life obligations, pension contributions, insurance premiums, and Taxes, (ii) any Liabilities, payments, obligations, costs, expenses or disbursements related to current or former Business Employees or any other employees, directors or consultants, including under, or with respect to, ERISA, WARN, COBRA Continuation Coverage, right or actions under any labor or similar Laws that is incurred, accrued or arising prior to, or in connection with, the Closing, (iii) any Employee Benefit Plan (other than an Assumed Employee Benefit Plan) and any liabilities, payments, obligations, costs, expenses or disbursements of the Seller or any of its Affiliates which arises under or relates to any Employee Benefit Plan (other than an Assumed Employee Benefit Plan) or any other employee benefit plan or arrangement, including liability with respect to, or arising under (a) any such plan that is subject to Title IV of ERISA, Sections 302 or 303 of ERISA, Sections 412, 430 and 4971 of the Code, (b) COBRA Continuation Coverage or (c) any other statute or regulation that imposes liability on a so-called “controlled group” basis with or without reference to any provision of Section 414 of the Code or Section 4001 of ERISA, including by reason of the Seller’s affiliation with any of its ERISA Affiliates or Buyer being deemed a successor to any ERISA Affiliate of the Seller; and (iv) any Liabilities, payments, obligations, costs, expenses or disbursements incurred in connection with the termination of employment or other service relationship of any Business Employee or other employee, director or consultant of the Seller, the Stock Selling Subsidiaries, the Stock Group, the Asset Subsidiaries or any of their its Affiliates or ERISA Affiliates, regardless of whether or not such Business Employee becomes a Transferred Employee, arising under any Employee Benefit Plan or other severance policy or agreement or under any applicable Law or otherwise (other than any severance as may be offered by Buyer or its Affiliates to any Transferred Employee or any severance obligations arising under applicable Law as a result of a termination by Buyer or its Affiliates of any Transferred Employee after the Closing).
“Existing Autopal Companies” means, collectively, Visteon – Autopal, s.r.o. and Visteon – Autopal Services, s.r.o.
“FCPA” means the Foreign Corrupt Practices as of 1977, as amended.
“Financial Information” means the financial information relating to the Business attached to Section 5.5 of the Disclosure Schedule.
“Financings” has the meaning set forth in Section 9.11(b).
“GAAP” means United States applicable generally accepted accounting principles.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For illustrative purposes only, the “Governing Documents” of a corporation are its certificate of incorporation or articles of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Hazardous Materials” includes:
(a)    any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, special waste, or solid waste under Environmental Laws;
(b)    petroleum, petroleum-based or petroleum-derived products; and
(c)    polychlorinated biphenyls.
“IFRS” means the international financial reporting standards.
“IMMEX Program” means an authorization issued by the Mexican Department of Economy (Secretaría de Economía) for a business entity to temporarily import goods and equipment under a foreign commerce program, for further export.
“IMMEX Transfer” shall have the meaning set forth in Section 2.3.
“IMSS” shall have the meaning set forth in Section 11.1(b).
“Income Tax Act” has the meaning set forth in Section 5.11(l).
“Indebtedness” shall mean (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed, (b) all obligations with respects to deposits, holdbacks or advances, (c) any Liability relating to any capitalized lease obligation, (d) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (e) all obligations under conditional sale or other title retention agreements relating to the property or assets included in the Transferred Assets, (f) all indebtedness of Third Parties secured by an Lien on property included in the Transferred Assets, (g) any obligation that, in accordance with GAAP, would be required to be reflected as debt on a balance sheet of Seller or any of its Subsidiaries, (h) all obligations for the deferred purchase price of assets, property or services included in the Transferred Assets, (i) any pre-Closing Tax Liabilities, and (j) all Indebtedness of others referred to in clauses (a) through (i) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.
“Indemnity Agreements” shall mean collectively, (i) the Purchase Agreement dated June 25, 1993 between the National Property Fund (“NPF”) and Ford Motor Company, a Delaware corporation, and (ii) the Remediation Implementation Agreement dated November 24, 2009 among the Czech Republic – Ministry of Finance (as successor to the NPF), Visteon International Holdings, Inc., a Delaware corporation, Visteon – Autopal, s.r.o. and Visteon – Autopal Services s.r.o.
“India Contract Manufacturing Agreement” means an agreement in the form set forth on Exhibit L providing for Buyer to provide certain manufacturing services to Visteon Automotive (India) Private Ltd.
“INFONAVIT” shall have the meaning set forth in Section 11.1(b).
“Initial Deposit” shall have the meaning set forth in Section 4.2(a).
“Insurance Policies” has the meaning set forth in Section 5.22.

“Intellectual Property” has the meaning set forth in Section 2.1(f).
“Interest Amount” means interest on the Inventory Deficiency Amount or the Inventory Excess Amount, as applicable, accruing from the Closing Date to the date of payment of such Inventory Deficiency Amount or Inventory Excess Amount, as applicable, at a rate equal to the U.S. dollar prime rate per annum as quoted by Bloomberg on the Closing Date. Such Interest Amount shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date.
“Inventory” has the meaning set forth in Section 2.1(c).
“Inventory Adjustment Statement” has the meaning set forth in Section 4.5(a).
“Inventory Deficiency Amount” has the meaning set forth in Section 4.5(a).
“Inventory Excess Amount” has the meaning set forth in Section 4.5(a).
“Inventory Statement” has the meaning set forth in Section 4.5(a).
“Knowledge” means the actual knowledge of Jeff Stevenson, Brad Tolley, Clifford Peterson, Brent Ericson, Michael Sharnas, James Sistek and Scott Womack, in each case after reasonable inquiry.
“Law” means any provision of law, regulation, rule or other legal requirement of any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States, any state thereof or any foreign government.
“Leased Real Property” has the meaning set forth in Section 5.6(b).
“Legacy Autopal Matters” has the meaning set forth in Section 5.12.
“Liability” shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, whether or not accrued, whether known or unknown, disputed or undisputed, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Lien” means any lien (statutory or other), mortgage, hypothecation, charge, pledge, security interest, restriction (including any restriction on use), reservation or condition on transferability, lease, title retention agreement, conditional sale agreement, equitable interest, license, option, encumbrance, right of way, easement, encroachment, servitude, defect of title or other claim, encroachment or other encumbrance of any nature, right of first option, right of first refusal, restriction on voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership or any other claim or charge similar in purpose or effect to any of the foregoing.
“Litigation Condition” has the meaning set forth in Section 16.5(a).
“Loss” means any loss, Liability, expense (including, but not limited to, reasonable fees and expenses of outside counsel), diminution in value, deficiencies, interest, penalty, imposition, assessment, fine, cost or damage, but shall not include lost profits or remote or speculative damages.
“Lowest-Cost Commercially Reasonable Resolution”, which shall mean, with respect to investigation, remediation, removal, corrective action, containment, monitoring and/or other Resolution, the lowest cost methods permitted by applicable Environmental Laws determined from the view of a reasonable business person acting without regard to the availability of indemnification to achieve compliance with Environmental Laws (taking all relevant circumstances into consideration, including, but not limited to, the lowest-cost method that would minimize exposure to additional Losses or Environmental Claims that would be subject to indemnification). Lowest-Cost Commercially Reasonable Resolution shall include, where appropriate, the use of risk-based remedies, institutional or engineering controls, or deed restrictions, provided those measures do not: (A) interfere with the operations of the Business as conducted; or (B) materially restrict the ability to use the Real Property for industrial purposes, including expansion.
“M&A Qualified Beneficiary” shall mean, in connection with the transactions contemplated hereby, any Person who is, or becomes an “M&A qualified beneficiary” within the meaning of Treasury Regulation Section 54.4980B-9.
“Maquila Assets” means the assets imported into Mexico by Carplastic on a temporary basis as set forth on Section 2.1(b) of the Disclosure Schedule.
“Maquila Assets Bill of Sale” means a bill of sale, in the form set forth on Exhibit E, under which Carplastic transfers the Maquila Assets to Buyer in accordance with the applicable Mexican customs Laws.
“Material Adverse Change” means any change, effect, circumstance or event that (i) has been, is or is reasonably likely to be, materially adverse to the business, assets, liabilities, operations, results of operations, or financial condition of the Business, taken as a whole, or (ii) materially adversely affects the ability of Seller, the Asset Subsidiaries or the Stock Selling Subsidiaries to perform their respective obligations under this Agreement or consummate the transactions contemplated by this Agreement. However, “Material Adverse Change” does not include:
(a)    any change affecting economic or financial conditions generally (global, national, or regional, as applicable);
(b)    any change affecting the automotive industries of which the Business is a part generally;
(c)    any change caused by the announcement of the transaction;
(d)    any changes in national or international political conditions or instability; or
(e)    any change of Laws;
except, in the case of clauses (a), (b), (d) and (e), to the extent such change, effect, circumstance or event has a disproportionate adverse effect on the Business as compared to other Persons in the same industry as the Business.
“Material Contracts” has the meaning set forth in Section 5.9(a).
“Maximum Amount” has the meaning set forth in Section 16.9(a).
“Mexican Assets” means the assets owned by Carplastic that have been purchased in Mexico or permanently imported into Mexico and as set forth on Section 2.1(b) of the Disclosure Schedule.
“Mexican Real Property” means the Real Property owned by Carplastic which will be conveyed to a Subsidiary of Buyer.
“Mexico Real Property Deed” means the Mexican deed of property for the Real Property owned by Carplastic, in the form set forth on Exhibit F, conveying title to such Real Property to a Subsidiary of Buyer.
“MFLL” has the meaning set forth in Section 11.1(b).
“Neutral Arbitrator” has the meaning set forth in Section 4.5(c).
“Noncompetition Party” means Seller and, as of any time, any entity that is a direct or indirect Subsidiary of Seller.

“Non-Transferable Assets” has the meaning set forth in Section 2.5(a).
“Other Filings” has the meaning set forth in Section 9.1(c)(ii).
“Owned Real Property” has the meaning set forth in Section 5.6(a).
“Party” means Buyer or Seller, referred to individually, and “Parties” means Buyer and Seller referred to collectively.
“Pension Plan” has the meaning set forth in Section 3(2) of ERISA.
“Permits” has the meaning set forth in Section 2.1(h).
“Permitted Exceptions” means the Real Property Permitted Exceptions and the Personal Property Permitted Exceptions.
“Person” means an individual, corporation, limited liability company, partnership, association, estate, trust, unincorporated organization, governmental or quasi-governmental authority or body or other entity or organization.
“Personal Property” has the meaning set forth in Section 2.1(b).
“Personal Property Permitted Exceptions” means the following:
(a)    Liens for taxes not yet due and payable or that are being contested in good faith;
(b)    Liens reflected in the Financial Information; and
(c)    Liens or imperfections of title that do not reduce the value or interfere with the present use of the Transferred Assets.
“Pre-Closing Period” shall have the meaning set forth in Section 9.5(c)(i).
“Proceeding” means an investigation, claim, action, suit, dispute or proceeding by or before any court, arbitrator or governmental authority.
“Proprietary Rights” has the meaning set forth in Section 2.1(f).
“Proprietary Software” shall have the meaning set forth in Section 5.10(j).
“PRTLA” means the Proprietary Rights Transfer and License Agreement in the form of Exhibit J hereto.
“Purchase and Supply Agreement” means the Purchase and Sale Agreement in the form of Exhibit K hereto.
“Purchase Price” has the meaning set forth in Section 4.1.
“Real Property” has the meaning set forth in Section 5.6(b).
“Real Property Permitted Exceptions” means the following:
(a)    Liens for taxes or assessments, whether general or special, that are not yet due and payable or for which adequate reserves have been established, as reflected in the Financial Information and that are being contested in good faith;

(b)    easements for electricity, water, gas and telephone lines, which are not violated by the current use or occupancy of the Real Property to which they apply;
(c)    any Laws, regulations or ordinances (including, but not limited to, those related to or affecting zoning, building and environmental matters) adopted or imposed by any governmental authority, which are not violated by the current use or occupancy of the Real Property to which they apply or the operation of the business of the Visteon Operating Companies;
(d)    mechanic’s, materialmen’s, worker’s or other similar Liens imposed by Law and arising in the ordinary course of business for amounts that are (i) not delinquent and would not, in the aggregate, have a Material Adverse Change; or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established;
(e)    provided the following does not have, individually or in the aggregate, a materially adverse affect upon the use or operation of the Real Property as currently used and operated and provided further, that the following arise or have arisen in the ordinary course of business:
(i)    any matters that would be revealed by an accurate survey of the Real Property; and
(ii)    any covenant, condition, restriction, easement or matter of record; and
(f)    other Liens that cost, individually or in the aggregate, less than $25,000 to remove.
“Reference Inventory Statement” has the meaning set forth in Section 4.5(a).
“Related Agreements” means the Transfer of Business Agreement, the VTYC Transfer Agreement, the Czech Transfer Agreement, the PRTLA, and the other related agreements contemplated by this Agreement that are attached to this Agreement as Exhibits.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, but not limited to, ambient air, surface water, groundwater and surface or subsurface strata).
“Resolution” has the meaning set forth in Section 15.2(a).
“Resolution Period” has the meaning set forth in Section 4.5(b).
“Retained Liabilities” has the meaning set forth in Section 3.2.
“SAR” shall have the meaning set forth in Section 11.1(b).
“Seller” shall have the meaning set forth in the Preamble.
“Seller Fundamental Representations” shall have the meaning set forth in Section 14.2(d).
“Seller’s Indemnified Persons” has the meaning set forth in Section 16.2.
“Software” shall have the meaning set forth in Section 5.10(j).
“Stock” shall have the meaning set forth in Section 2.1.
“Stock Group” has the meaning set forth in Recital D.

“Stock Selling Subsidiaries” has the meaning set forth in the Preamble.
“Straddle Period” has the meaning set forth in Section 9.4(c).
“Subsidiary” means any Person, the capital stock or other equity interests of which represent more than 50% of the general voting power under ordinary circumstances of such Person, which is directly or indirectly owned or controlled by another Person.
“Target” has the meaning set forth in Section 7.4(a)(v)(A).
“Target Inventory” means $35,500,000.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Audit” has the meaning set forth in Section 9.8(a).
“Taxing Authority” has the meaning set forth in Section 9.7(a)(ii).
“Tax Code” means the Internal Revenue Code of 1986, as amended.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tenant Leases” has the meaning set forth in Section 5.6(b).
“Termination Date” has the meaning set forth in Section 18.1(a)(iv).
“Third Party” means any Person not a signatory to this Agreement.
“Third Party Claim” has the meaning set forth in Section 16.5(a).
“Title Policies” has the meaning set forth in Section 5.6(a).
“Transaction” has the meaning set forth in Recital G.
“Transfer of Business Agreement” has the meaning set forth in Recital H.
“Transferred Assets” has the meaning set forth in Section 2.1.
“Transferred Employees” has the meaning set forth in Section 11.1(a).
“Transition Services Agreement” means an agreement in the form set forth on Exhibit H under which Seller and the Asset Subsidiaries provide transition services to Buyer.
“Transition Services Software” has the meaning set forth in Section 5.10(k).
“Visteon Marks” has the meaning set forth in Section 2.2(c)(i).

“Visteon Operating Company” and “Visteon Operating Companies” have the meaning set forth in Section 5.6(a).
“Visteon Sale Entity” and “Visteon Sale Entities” have the meaning set forth in Section 5.1(a).
“VHE” shall have the meaning set forth in the Preamble.
“VEHC” shall have the meaning set forth in the Preamble.
“VGTI” shall mean Visteon Global Technologies, Inc.
“VIHI” shall have the meaning set forth in the Preamble.
“VTSC” shall have the meaning set forth in Recital H.
“VTYC” shall have the meaning set forth in Recital D.
“VTYC Counterparty” shall have the meaning set forth in Section 18.4(a)(ii).
“VTYC Review Period” has the meaning set forth in Section 18.4(a).
“VTYC Stock” has the meaning set forth in Section 2.1.
“VTYC Transfer Agreement” has the meaning set forth in Section 4.3(a).
“VTYC Withdrawal Right” shall mean the right of Buyer, pursuant to the terms and subject to the conditions set forth in Section 18.4(c), to elect to (i) decline to acquire the VTYC Stock as a Transferred Asset and (ii) not assume any liabilities (except with respect to the license and service obligations under the PRTLA) related to VTYC or the VTYC Stock hereunder.
“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar provision under other applicable Law.